Exhibit 10.6

Master Services Agreement

by and between

SG Cowen & Co., LLC

and

SAVVIS Communications Corporation

Dated as of January 21, 2005

Section 9.	LICENSES AND PERMITS	14
9.1.	SAVVIS Responsibility	14
9.2.	Cowen Responsibility	15

Section 10.	COMPLIANCE WITH LAW; CHANGES IN LAW 15
10.1.	Responsibilities	15

Section 11.	COWEN SERVICE LOCATIONS	15
11.1.	Use of Cowen Service Locations	15
11.2.	Procedures	15
11.3.	Structure	16

Section 12.	SAVVIS FINANCIAL REPORTING	16

Section 13.	SERVICE LEVELS	16
13.1.	Service Levels	16
13.2.	Measurement and Monitoring Tools	16
13.3.	Reports	17
13.4.	Cowen Satisfaction Surveys	17
13.5.	Benchmarking	17
13.6.	Failure to Perform	18

Section 14.	SERVICE LOCATIONS	19
14.1.	Service Locations	19
14.2.	Safety and Security Procedures	19

Section 15.	SOLICITATION	19
15.1.	Prohibited Solicitation	19

Section 16.	MANAGEMENT AND CONTROL	20
16.1.	Project Manager	20
16.2.	Project Manager Meetings	20
16.3.	Other Meetings	20

Section 17.	SUBCONTRACTORS	21
17.1.	Subcontractors	21

Section 18.	SAVVIS STAFF	21
18.1.	SAVVIS Staff	21
18.2.	Conduct of Staff	22
18.3.	Turnover	22

Section 19.	CHANGE CONTROL PROCEDURES AND CHANGES TO THE SERVICES	23
19.1.	Change Control	23

Section 20.	SOFTWARE AND PROPRIETARY RIGHTS	23
20.1.	Cowen Software	23
20.2.	SAVVIS Materials	23
20.3.	Ownership of Deliverables	24
20.4.	Residuals	25

Section 21.	DATA AND RETURN OF DATA	25
21.1.	Ownership of Cowen Data	25
21.2.	Copies of Data	25
21.3.	Return of Data	25

Section 22.	CONSENTS	26
22.1.	Cowen Consents	26
22.2.	SAVVIS Consents	26

Section 23.	DISASTER RECOVERY AND BUSINESS CONTINUITY	26
23.1.	Disaster Recovery and Business Continuity Plans	26

Section 24.	ALLOCATION OF RESOURCES	26
24.1.	Priority	26

Section 25.	FEES, PAYMENT AND INVOICES	26
25.1.	Fees	26
25.2.	Refunds and Credits for Non-Provision of Services	27
25.3.	Costs and Expenses	27
25.4.	Rights of Set Off	27
25.5.	Reimbursable Items	27
25.6.	Unused Credits	27
25.7.	Proration	27
25.8.	Time of Payment	27
25.9.	Disputed Payment	27

Section 26.	TAXES	28
26.1.	Taxes	28

Section 27.	AUDITS	29
27.1.	Services Audit	29
27.2.	Fee Audit	29

27.3.	Record Retention	30
27.4.	Facilities	30
27.5.	SAS Audit	30

Section 28.	CONFIDENTIALITY	30
28.1.	Confidential Information.	30
28.2.	Obligations	31
28.3.	Exclusions	32
28.4.	Loss of Confidential Information	33
28.5.	Injunctive Relief	33

Section 29.	COVENANTS	33
29.1.	By SAVVIS.	33
29.2.	Mutual Representations and Warranties.	34

Section 30.	DISPUTE RESOLUTION	35
30.1.	Dispute Resolution Procedure	35
30.2.	Escalation of Dispute.	35
30.3.	Injunctive Relief	35
30.4.	Continuity of Base Services	35
30.5.	Additional Dispute Resolution Terms.	35

Section 31.	TERMINATION by Cowen
31.1.	Termination for Cause.	35
31.2.	Termination for Convenience	36
31.3.	Termination for Change in Control of SAVVIS	36
31.4.	Termination for Violation of Laws	36
31.5.	Termination for Material Adverse Change	36
31.6.	Termination for Bankruptcy	37
31.7.	Termination for Force Majeure	37
31.8.	Termination for SLA Failures	37
31.9.	Remedies	37
31.10.	Adjustment	37

Section 32.	TERMINATION BY SAVVIS	37
32.1.	Termination for Failure to Pay	37
32.2.	No Other Grounds for Termination	38
32.3.	Termination for Bankruptcy	38

Section 33.	TERMINATION/EXPIRATION ASSISTANCE	38
33.1.	Termination/Expiration Assistance	38

v

Section 34.	LIMITATION OF LIABILITY	40
34.1.	NO CONSEQUENTIAL DAMAGES	40
34.2.	DIRECT DAMAGES	40
34.3.	EXCLUSIONS	40
34.4.	WARRANTY DISCLAIMER	41
34.5.	Limitation of Liability	41

Section 35.	INDEMNIFICATION	41
35.1.	Indemnity by SAVVIS	41
35.2.	Infringement by SAVVIS	42
35.3.	Indemnity by Cowen	42
35.4.	Infringement by Cowen	43
35.5.	Indemnification Procedures	43

Section 36.	INSURANCE	44
36.1.	SAVVIS Insurance Coverage	44
36.2.	Insurance Terms	44
36.3.	Cowen Insurance Coverage	45

Section 37.	MISCELLANEOUS PROVISIONS	46
37.1.	Assignment	46
37.2.	Notice	46
37.3.	Counterparts	47
37.4.	Force Majeure	47
37.5.	Relationship	47
37.6.	Severability	47
37.7.	Waiver Remedies	47
37.8.	Consents and Approvals	48
37.9.	No Publicity	48
37.10.	Entire Agreement	48
37.11.	Amendments	48
37.12.	Headings	48
37.13.	Order of Precedence	48
37.14.	Survival	48
37.15.	Covenant of Further Assurances	48
37.16.	Negotiated Terms	48
37.17.	Governing Law and Jurisdiction	49
37.18.	Exports	49
37.19.	United Nations Declaration	49
37.20.	Third Party Beneficiaries	49

MASTER SERVICES AGREEMENT

This Master Services Agreement (this “Agreement”) is made as of the 21st day of January, 2005 (the “Effective Date”) by and between SG Cowen & Co., LLC, a Delaware limited liability company (“Cowen”) and SAVVIS Communications Corporation, a Missouri corporation (“SAVVIS”).

WHEREAS, SAVVIS desires to provide to Cowen, and Cowen desires to obtain from SAVVIS, the services described in this Agreement in accordance with the terms and conditions set forth in this Agreement; and

WHEREAS, Cowen and SAVVIS have engaged in extensive negotiations and discussions that have culminated in the formation of the relationship described herein; and

WHEREAS, simultaneously herewith, Cowen is entering into an agreement with Hewlett-Packard Company (“HP”) for the provision of services complementary to the services contemplated herein (the “HP Master Services Agreement”); and

WHEREAS, the parties intend that SAVVIS and HP will work together in an effort to provide a seamless delivery of the HP/SAVVIS solution and all other services contemplated hereunder to Cowen.

NOW, THEREFORE, for and in consideration of the agreements of the Parties set forth below, Cowen and SAVVIS agree as follows:

Section 1.              DEFINITIONS

“Affiliates” of a Party, shall mean, collectively, (i) any entity Controlling, Controlled by or under common Control with such Party, and, with respect to Cowen, (ii) limited liability companies, partnerships or an Affiliate of Cowen. At Cowen’s option, (a) an entity that is a Cowen Affiliate pursuant to (i) above shall be deemed to remain an Affiliate of Cowen for twenty four (24) months after the date it ceases to be Controlled by Cowen and (b) the purchaser of all or substantially all the assets of any line of business of Cowen or its Affiliates (including the assets of the business in a specific geography or set of geographies) shall be deemed an Affiliate of Cowen for twenty four (24) months after the date of purchase, with respect to the business acquired. Each Party will be fully responsible for all payments and performance due from such Party or its Affiliate under this Agreement.

“Agent” shall mean a Cowen Agent or a SAVVIS Agent, as the case may be.

“Applications Software” means those programs and other Software (including the supporting documentation, media, on-line help functions and tutorials) that perform user or business-related information processing functions and telecommunication tasks, including database management software, development, measurement, and monitoring tools, and middleware, used in the provision by SAVVIS of the Services.

“Base Case” shall mean the initial configuration of Services as set forth in Schedule C.

“Base Service Levels” shall mean the service levels and standards for the performance of the Base Services as set forth in the SOW.

“Base Services” shall have the meaning set forth in Section 4.1.

“Benchmarker” shall have the meaning set forth in Section 13.5.

“Business Continuity Plan” shall have the meaning set forth in Section 23.1.

“Change Control Procedures” shall have the meaning set forth in Section 19.1.

“Code” shall mean computer-programming code including microcode, as applicable.

“Confidential Information” shall have the meaning set forth in Section 28.1(a).

“Control” and its derivatives shall mean possessing, directly or indirectly, the power to direct or cause the direction of the management, policies and operations of an entity, whether through ownership of voting securities, by contract or otherwise.

“Cowen Agents” shall mean the agents and subcontractors of Cowen.

“Cowen Consents” shall mean all consents, licenses, permits, authorizations or approvals necessary for the Cowen Software to reside on the Equipment and to allow SAVVIS to use or access Cowen Service Locations to perform the Services in accordance with this Agreement.

“Cowen Data” shall mean (i) all data and information submitted to SAVVIS by Cowen, its Affiliates or its or their suppliers (on behalf of Cowen or its Affiliates) residing on the Equipment, (ii) information and data obtained, developed, created, processed, managed or produced by SAVVIS or SAVVIS Agents in connection with, or during the performance of, the Services (other than such information and data which is not specific to Cowen or its Affiliates and is not specifically produced for Cowen or its Affiliates); and (iii) information relating to Cowen’s or an Affiliate’s employees, any Cowen or Affiliate technology, operations, facilities, consumer markets, products, capacities, systems, procedures, security practices, research, development, business affairs and finances, ideas, concepts, innovations, inventions, designs, business methodologies, improvements, trade secrets, copyrightable subject matter and other proprietary information; and all information derived from any of the foregoing.

“Cowen Service Locations” shall mean any and all service locations on premises leased or owned by Cowen or its Affiliates (“Cowen Premises”) where Services are to be provided, including initially, those set forth in Schedule A, and includes all facilities and services made available to SAVVIS at all such service locations.

“Cowen Software” shall mean all Applications Software and Systems Software, and any related documentation and other related materials, owned or in-licensed by Cowen. The Cowen Software includes the software identified in Schedule P as Cowen Software.

“Critical Services” shall mean those Services that are mission critical or necessary for Cowen or an Affiliate to conduct its business as specifically listed in Schedule A (Statement of Work (SOW)), and any additional Services are designated as Critical Services by Cowen in writing and agreed to by SAVVIS in writing.

“Disabling Code” shall have the meaning set forth in Section 29.1(g).

“Disaster Recovery Plan” shall have the meaning set forth in Section 23.1.

“Effective Date” shall have the meaning set forth in the Preamble.

“Equipment” shall mean the computing, telecommunications and network (products and services) and other equipment, and associated attachments, features, accessories and peripheral devices (including storage devices and printers), leased or owned by SAVVIS or SAVVIS Agents or its or their suppliers and used by SAVVIS or SAVVIS Agents to provide the Services.

“Fees” shall have the meaning set forth in Section 25.1.

“Force Majeure Event” shall have the meaning set forth in Section 37.4.

“Governmental Authority” shall mean any applicable federation, nation, state, sovereign or government, any federal, supranational, regional, state, local or municipal political subdivision, any governmental or administrative body, instrumentality, department or agency, or any court, administrative hearing body, arbitrator, commission or other similar dispute resolving panel or body, and any other entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of a government with jurisdiction over the applicable matter.

“Including” or “e.g.” shall mean “including, without limitation”.

“Initial Term” shall have the meaning set forth in Section 3.1.

“IT Infrastructure” shall have the meaning set forth in Section 4.3.

“Laws” shall mean any laws, statutes, ordinances, codes, rules, regulations, published standards, permits, judgments, decrees, writs, injunctions, rulings, orders, binding administrative guidance and/or other binding requirements of any Governmental Authority. References to any Law (or any item included in the term “Laws”) shall also mean references to such Law in changed or supplemented form or to a newly adopted Law replacing such Law.

“Losses” shall mean all losses, liabilities, damages and claims, and all related costs and expenses (including legal fees and disbursements and costs and expenses of investigation and litigation, and costs of settlement, judgment, interest and penalties).

“Monthly Performance Report” shall have the meaning set forth in Section 13.3.

“New Service Levels” shall mean the service levels established by SAVVIS and Cowen in connection with a New Service in accordance with the terms and conditions of this Agreement.

“New Services” shall mean those services meeting all of the following criteria:  (a) that are outside the scope of the Base Services; (b) that are materially different from the Base Services and that are not included in the Base Case; and (c) for which no charging methodology exists in Schedule C as of the later of the Effective Date or such time as such New Service is required or requested by Cowen.

“Notice” shall have the meaning set forth in Section 37.2.

“Object Code” shall mean Code substantially in binary form. Object Code is directly executable by a computer after processing, but without compilation or assembly.

“Other Service Location” shall mean any location, other than a Cowen Service Location or a SAVVIS Service Location, from which Base Services are provided.

“Party” shall mean Cowen or SAVVIS individually. “Parties” shall mean Cowen and SAVVIS collectively.

“Policy and Procedures Manual” shall have the meaning set forth in Section 4.8.

“Project Manager” shall have the meaning set forth in Section 16.1.

“Renewal Term” shall have the meaning set forth in Section 3.2.

“SAVVIS Project Manager” shall have the meaning set forth in Section 16.1.

“SAVVIS Agents” shall mean the agents and subcontractors of SAVVIS.

“SAVVIS Consents” shall mean all consents, licenses, permits, authorizations or approvals necessary to allow:  (i) SAVVIS and SAVVIS Agents to access or use any of (1) the Equipment, (2) the SAVVIS Software, including any Third Party Software which is SAVVIS Software, (3) any assets owned or leased by SAVVIS or SAVVIS Agents, and/or (4) any third party services retained by SAVVIS to provide the Services, and (ii) Cowen and its employees, subcontractors and agents to (1) access or use any of the SAVVIS Materials and (2) access the SAVVIS Service Locations and Systems.

“SAVVIS Materials” shall have the meaning set forth in Section 20.2.

“SAVVIS Regulatory Requirements” shall mean all Laws to which SAVVIS or SAVVIS Agents are required to adhere or submit or voluntarily adheres or submits.

“SAVVIS Service Location” shall mean any SAVVIS or SAVVIS Agent service location that is set forth in Schedule A or has otherwise been pre-approved by Cowen in writing.

“SAVVIS Software” shall mean all Applications Software and Systems Software, and any related documentation and other related materials, owned or in-licensed by SAVVIS. The SAVVIS Software includes the software identified in Schedule Q as SAVVIS Software.

“SAVVIS Staff” shall mean those employees of SAVVIS engaged in providing the Services, as described in further detail in Section 18.1.

“SAVVIS Tools” shall mean any software development tools, know how, methodologies, processes, technologies or algorithms used by SAVVIS or SAVVIS Agents in providing the Services and based upon trade secrets or proprietary information of SAVVIS or SAVVIS Agents or otherwise owned or licensed by SAVVIS or SAVVIS Agents.

“Service Commencement Date” shall mean, with respect to each Service, the date upon which Cowen accepts the Service pursuant to the acceptance testing procedure applicable thereto.

“Service Level Remedies” shall have the meaning set forth in Section 13.6(a).

“Service Levels” shall mean the Base Service Levels and the New Service Levels, collectively.

“Service Location” shall mean any Cowen Service Location, SAVVIS Service Location or Other Service Location.

“Services” shall mean the Base Services and the New Services, collectively.

“SLA” shall mean a Service Level Agreement or SLA as set forth in the SOW.

“Software” shall mean the Applications Software and the Systems Software, collectively.

“Source Code” shall mean Code other than Object Code, and includes Code that may be displayed in a form readable and understandable by a programmer of ordinary skill, as well as any enhancements, corrections and documentation related thereto. Source Code includes related Source Code level system documentation, comments and procedural code, such as job control language.

“Statement of Work” or “SOW” shall mean the Statement of Work and all appendices thereto, attached to this Agreement as Schedule A, which describes the Services that are to be provided by SAVVIS and related obligations of the Parties. The Statement of Work and its appendices and other documents referenced therein are incorporated into this Agreement by this reference.

“Systems Software” shall mean those programs and programming (including the supporting documentation, media, on-line help facilities and tutorials), other than Applications Software, that perform tasks which are required to operate the Applications Software or otherwise support the provision of the Services. The Systems Software includes operating systems, systems utilities, data security software, telecommunications and database managers.

“Systems” shall mean the Software and the Equipment, collectively.

“Term” shall mean the Initial Term and any Renewal Term as set forth in Sections 3.1 and 3.2.

“Termination/Expiration Assistance” shall have the meaning set forth in Section 33.1.

“Termination/Expiration Assistance Period” shall mean a period of time designated by Cowen, to begin as set forth in Section 33.1 and not to exceed twelve (12) months after the expiration or termination of this Agreement, during which Termination/Expiration Assistance Services are to be provided in accordance with Section 33.

“Third Party Services” shall have the meaning set forth in Section 4.6.

“Third Party Software” shall mean the Applications Software and Systems Software used to provide the Services, which are provided under license to SAVVIS or Cowen by a third party, and includes any related software and ongoing services (e.g., maintenance and support services, upgrades, subscription services) provided by third parties.

“Transition” shall have the meaning set forth in Section 8.1(a).

“Transition Acceptance Testing” shall have the meaning set forth in Section 8.2.

“Transition Services” shall have the meaning set forth in Section 8.1(b).

“Transition Completion Date” shall have the meaning set forth in Section 8.3.

“Transition Plan” shall have the meaning set forth in Section 8.1(a).

“Transition Schedule” shall have the meaning set forth in Section 8.1(b).

“Turnover Plan” shall have the meaning set forth in Section 33.1(a).

“Virus” shall mean: (a) program code, programming instruction or set of instructions intentionally constructed to threaten, infect, erase, attack, assault, vandalize, defraud, disrupt, damage, interfere with or otherwise adversely affect computer programs, data files or operations; and/or (b) other code typically designated to be a virus, including any Trojan horse or worm.

Section 2.              [INTENTIONALLY LEFT BLANK]

Section 3.              TERM AND COMMITMENT

3.1.          Initial Term. The initial term (the “Initial Term”) of this Agreement shall commence on the Effective Date and shall continue until five (5) years from June 6, 2005, unless terminated earlier by either Party in accordance with this Agreement.

3.2.          Expiration and Renewal. Upon expiration of the Initial Term, this Agreement shall automatically renew for an additional one (1) year period (“Renewal Term”) on the same terms and conditions hereof, unless either Party elects not to renew this Agreement as described below. Cowen shall have the right, in its sole discretion, to notify SAVVIS at least one hundred and eighty (180) days prior to the expiration of the Initial Term if Cowen elects not to renew this Agreement. If SAVVIS does not provide Cowen with notice of the expiration of the Initial Term at least one hundred and eighty (180) days prior to such expiration, this Agreement shall automatically renew at the end of the Initial Term; provided, however, that in such event Cowen shall have the right, in its sole discretion, to terminate the Renewal Term so automatically renewed, upon providing SAVVIS at least sixty (60) days prior written notice. The pricing for such Renewal Term shall be adjusted for the Base Case as set forth in Schedule C. Notwithstanding the foregoing, if at any time during the Renewal Term, maintenance support for any of the Equipment and/or Software used by SAVVIS in providing the Services is no longer available from the original equipment or software manufacturer or provider or their designee, then SAVVIS shall so notify Cowen. Together with such notice, SAVVIS shall propose to Cowen a replacement for such Equipment or Software including pricing for such replacements (which includes pricing for Equipment, Software and/or maintenance, as applicable) and Cowen shall have the right, in its sole discretion, to (i) accept SAVVIS’ proposal for such replacement Equipment or Software, or (ii) terminate this Agreement in whole or in part by providing SAVVIS at least one hundred and eighty (180) days’ notice of such termination, provided that (a) if Cowen does not exercise its right to do either of the foregoing within fifteen (15) days after receiving such proposal, or (b) if Cowen exercises its rights under subsection (ii) of this sentence, then SAVVIS will be relieved of its obligations to support such Equipment and/or Software, as applicable.

3.3.          Cowen Commitment. In consideration of the rates and terms of Services provided to it hereunder, Cowen commits to purchase the Services in every month beginning with the Transition Completion Date throughout the Term of this Agreement at the total Monthly Recurring Charge for Base Services set forth on Schedule C (the “Minimum Monthly Commitment”), provided, however, that such Monthly Recurring Charge may be reduced pursuant to the terms of this Agreement, including as described below in Section 3.4, or with respect to a Business Downturn (as described in Section 7.1). Should Cowen purchase Services in any month in an amount such that the total charges (not including taxes and similar charges described in Section 26) for such Services are less than the Minimum Monthly Commitment, Cowen will pay to SAVVIS, in addition to the amount of charges incurred for Services actually rendered during such month a Shortfall Charge equal to the difference between the Minimum Monthly Commitment and the total amount of such charges for such month. Such payment shall be due at the same time as payment of other charges for such month is due. Cowen acknowledges that SAVVIS is relying on the commitment set forth in this Section 3.3 in agreeing to provide Services to Cowen on the rates, terms and conditions set forth in this Agreement.

3.4.          Reduction of Minimum Monthly Commitment. Notwithstanding anything in this Agreement to the contrary, Cowen shall have the right, in its sole discretion, to reduce the Services (with a corresponding reduction to the Minimum Monthly Commitment) at any time upon at least thirty (30) days notice to SAVVIS by an amount up to, in the aggregate, twenty-five percent (25%) of the initial Minimum Monthly Commitment; provided that the Services discontinued pursuant to each reduction are not replaced with substantially similar services of another provider of other than IT infrastructure services which Cowen purchases on a bundled basis from a single provider along with market data services or software services not offered by SAVVIS, and Cowen shall be required to pay SAVVIS the applicable CapEx amount in accordance with Schedule C, which payment shall, at Cowen’s option in its sole discretion, be in consideration of the purchase of the affected Equipment pursuant to paragraph 33.1(j). Each reduction shall be effective upon the date designated in Cowen’s notice, which date shall not be prior to the date which is the last day of the thirty (30) day notice period referenced above. Other than the reduction of the Minimum Monthly Commitment as described above, no such reduction shall impose any changes to this Agreement (e.g., no adjustment to price, term, commitment or a combination thereof).

Section 4.              SERVICES

4.1.          Scope of Services. Commencing as of the applicable Service Commencement Date, and thereafter throughout the Term and any Termination/Expiration Assistance Period, SAVVIS shall perform each of the Services in accordance with the terms of this Agreement, including those described in the Statement of Work (the “SOW”) set forth in Schedule A; provided, however, that, notwithstanding anything to the contrary in this Agreement, (i) Cowen’s obligations to pay for such Services shall not commence until the later of the Service Commencement Date or June 6, 2005, provided Cowen shall in no event have any obligation to pay SAVVIS for any Services provided prior to June 6, 2005 even if such Services are used in a production environment to provide Services to Cowen prior to the Transition Completion Date, and (ii) the Service Levels and Service Level Credits applying to such Services provided prior to June 6, 2005 shall begin to accrue upon the Service Commencement Date but such Service Level Credits shall be credited only to Cowen invoices for Services provided after June 6, 2005. The scope of the services to be provided by SAVVIS hereunder includes:  (a) the services, processes, functions and responsibilities described in this Agreement, including the SOW (including, for avoidance of doubt any services, processes, functions and responsibilities not specifically described in this Agreement but which are necessary for or inherent in the performance and delivery of the services described in this subclause (a)); (b) the services, functions and responsibilities reflected in the Base Case; and (c) providing support for the Services as expressly described in this Agreement (foregoing subsections (a) through (c), collectively, the “Base Services”). SAVVIS shall perform the Services at levels of accuracy, quality, completeness, timeliness, responsiveness, resource efficiency and productivity that are equal to or higher than the generally accepted industry standards of providers of information technology services performing such services or services substantially similar to the Services. Each Party’s obligations are solely as explicitly set forth in this Agreement, including the SOW.

4.2.          Continuous Improvement and Best Practices. SAVVIS shall (a) as part of its total quality management process, identify and implement ways to improve the Services and Service Levels and (b) identify and apply to the Services proven techniques and technology from within its operations or other third party processes that would materially benefit Cowen either operationally or financially, provided that (i) notwithstanding the foregoing, if SAVVIS has used reasonable efforts to identify improvements as required by this provision, SAVVIS shall not be responsible or liable for failing to identify any specific improvement not specifically set forth herein, and (ii) any implementation of the matters described in (a) or (b) will be subject to the Change Control Procedures. Upon Cowen’s request, SAVVIS shall provide Cowen with reasonable access to SAVVIS’ specialized services, personnel and resources that are applicable to Cowen’s business. As part of the Base Services, SAVVIS shall prepare technology assessments in accordance with Section 4.3.

4.3.          IT Infrastructure. SAVVIS has reviewed and participated in the development of Cowen’s planned IT infrastructure (the “IT Infrastructure”) solely as it relates to the SAVVIS Services to be implemented as of the Transition Completion Date, and to that extent has validated and approved the technical architecture and product standards therefor set forth on Schedule D, but has not otherwise reviewed and will not otherwise be liable for Cowen’s plans. If the IT Infrastructure is deficient such that the Base Services fail to meet the Service Levels, SAVVIS shall be responsible for taking all corrective actions to remedy such deficiencies, including the purchase and implementation of additions or upgrades to Systems components, the costs of which shall be borne by SAVVIS.

As part of the Base Services, SAVVIS shall assist Cowen in preparing long-term strategic information technology assessments and short-term implementation assessments on an annual, face-to-face basis; provided that, if such assistance exceeds eighty (80) hours per year, Cowen shall pay SAVVIS for the time spent in excess of such allotment in accordance with SAVVIS’ time and materials rates set forth in Schedule C. Each such assessment shall cover a review of SAVVIS’ performance of the Services under this Agreement for the prior year and planning for the next three (3) years (or such lesser number of years as then remain in the Term of this Agreement) as it relates to the Services being provided by SAVVIS. Such assistance to be provided by SAVVIS shall include, in each case on Cowen’s written request: (a) assessments of the then-current Cowen information technology standards; (b) analyses of the appropriate direction for such Cowen information technology standards in light of business priorities and business strategies of which Cowen has provided notice to SAVVIS, SAVVIS’ technical knowledge/expertise and competitive market forces; and (c) recommendations regarding information technology architectures and platforms, software and hardware products, information technology strategies and directions and other enabling technologies. With respect to each recommendation, SAVVIS shall provide Cowen, upon Cowen’s request, with any or all of the following (which shall be good faith estimates but shall not bind either Party unless agreed to in writing by the Parties pursuant to the Change Control Procedure): (u) proposed software and hardware strategies and direction; (v) cost projections; (w) the changes, if any, in the personnel and other resources required to operate and support the changed environment; (x) the resulting anticipated impact on Cowen’s information technology costs; (y) the expected performance, quality, responsiveness, efficiency, reliability, security risks and other service levels; and (z) general plans and projected time schedules for development and implementation. Should Cowen choose to implement changes as a result of these assessments, such changes shall be subject to the Change Control Procedures.

The assistance to be provided by SAVVIS pursuant to the preceding paragraph shall also include (a) the performance by SAVVIS of an ongoing review of new information technology which is available in the marketplace and industry trends with respect to information technology of the type used by businesses similar to Cowen; and (b) the preparation and delivery to Cowen of a written report summarizing its finding which result from the review described in sub-item (a) of this sentence which report will be prepared and delivered on an annual basis or more frequently as appropriate based on the significance of SAVVIS’ findings.

4.4.          Knowledge Sharing. As part of the Base Services, up to twice every twelve (12) months during the Term, and on request after at least thirty (30) days’ notice from Cowen, SAVVIS shall meet with representatives of Cowen in order to: (a) explain to Cowen how the Systems work and should be operated by Cowen; (b) explain to Cowen how the Services are being provided, and how the Services are going to be, or are proposed to be, provided in the future; and (c) provide to Cowen such training and documentation as may be necessary to enable Cowen to operate the Systems during the Term of this Agreement.

4.5.          Dedicated Service Locations; Dedicated Environments.

(a)           Dedicated Service Locations. Except as provided in the SOW or pursuant to the Change Control Procedures, all Services will be provided from dedicated space at the SAVVIS Service Locations set forth in the SOW. Any provision of Services from space which is not dedicated (i.e., SAVVIS provides services to third parties from such space) shall require Cowen’s prior written consent in each instance.

(b)           Dedicated Environment. Except as provided in the SOW or pursuant to the Change Control Procedures, SAVVIS shall not migrate or relocate any of the Services or any of Cowen’s Confidential Information (including Cowen Data) to a shared hardware or software environment without Cowen’s prior written approval. Prior to migrating or relocating any of the Services or Cowen’s Confidential Information (including Cowen Data) to a hardware or software environment that is shared with any third party, SAVVIS shall provide to Cowen, for Cowen’s approval, a proposal for such migration or relocation, including cost and price benefits and savings or risks to Cowen during the Term and following the expiration or termination of this Agreement; provided that any such proposal shall be subject to Cowen’s approval in its sole discretion.

4.6.          Cooperation. During the Term, subject to Sections 3.3 and 3.4, and following any expiration and/or termination of this Agreement (in whole or in part), Cowen may enter into, and SAVVIS shall not interfere with Cowen’s entering into, an arrangement with a third party or third parties pursuant to which such third party or third parties may provide services similar to the Services (the “Third Party Services”). Subject to Sections 3.3 and 3.4, Cowen shall not be obligated to use SAVVIS for services of the type covered in the Services, or for any additional services or New Services. SAVVIS shall reasonably cooperate with all other vendors and contractors providing services to Cowen that are related to or dependent upon the Services.

4.7.          Office Space. Each party shall provide at its Service Locations, without charge and on an as-available basis, access to secure furnished office space and associated facilities such as telephones, power and lighting for use by the other Party’s Project Manager, personnel and Agents providing services at such Service Locations.

4.8.          Policy and Procedures Manual. By not later than May 1, 2005, SAVVIS shall prepare and deliver to Cowen for review and approval SAVVIS’ Policy and Procedures Manual (the “Policy and Procedures Manual”), which shall set forth in detail (a) how SAVVIS shall perform the Services, (b) the Equipment and Software used to provide the Services, and (c) documentation that provides further information regarding the Services (such as, for example, operations manuals, user guides, forms of Service Level reports, call lists, escalation procedures, emergency procedures, and requests for approvals or information). The Policy and Procedures Manual shall further describe the activities SAVVIS then contemplates it will undertake in order to provide the Services, including, where appropriate, direction, supervision, monitoring, quality assurance, staffing, reporting, planning and overseeing activities, and includes acceptance testing and quality assurance procedures. SAVVIS shall update the Policy and Procedures Manual during the Term as appropriate, and such updates shall also be provided to Cowen for review within fifteen (15) days of such update. SAVVIS shall perform the Services in accordance with the then-current version of the Policy and Procedures Manual other than in exceptional circumstances; provided, however, that the Policy and Procedures Manual shall be for operational purposes only, and shall not constitute a contractual document. Accordingly, in the event of a conflict between the provisions of this Agreement and a Policy and Procedures Manual, the provisions of this Agreement shall control, and Cowen’s acceptance of a Policy and Procedures Manual shall not be deemed a waiver of any rights of Cowen or SAVVIS.

4.9.          Quality Assurance. SAVVIS shall develop and implement quality assurance processes and procedures in an endeavor to ensure that the Services are performed in an accurate and timely manner, in accordance with (a) the SOW and the Service Levels, (b) generally accepted practices of the information technology industry applicable to the Services, and (c) the terms, conditions and requirements of this Agreement. Such procedures shall include creation and execution of test plans, timeline reviews, verification and acceptance for Cowen to assess the quality and timeliness of SAVVIS’ performance.

4.10.        [INTENTIONALLY LEFT BLANK]

4.11.        Acceptable Use.

(a)           SAVVIS’ network and Service(s) may only be used in accordance with this Agreement. Cowen and third parties to whom Cowen provides access to the Services will comply at all times with all applicable laws and regulations with respect to use of the Internet or SAVVIS’ IIP through the Services, and SAVVIS’ Acceptable Use Policy as set forth in this Section 4.11 (“AUP”).

(b)           SAVVIS reserves the right to monitor Cowen’s activity for internal network utilization and reliability purposes. SAVVIS’ utilization and reliability monitoring does not include examination of Cowen data unless (i) such examination is deemed necessary to troubleshoot a Cowen issue, and Cowen consents in writing to such examination; or (ii) such examination is pursuant to any judicial order, search warrant, or statutory requirement, in which event SAVVIS shall provide prior written notice (or if it is not possible for SAVVIS to provide prior written notice, prompt subsequent written notice) thereof to Cowen and cooperate with Cowen to reduce the scope of any such order, warrant or requirement to the extent practicable and not precluded by a judicial order, search warrant, or statutory requirement. Any monitoring by SAVVIS is subject to the confidentiality provisions set forth in this Agreement.

(c)           Cowen acknowledges that SAVVIS exercises no control whatsoever over the content (any and all content, including but not limited to data, text, information, multimedia images (e.g. graphics, audio and video files), software (other than the SAVVIS Software), applications, or other materials, or any content shared or processed on equipment under the control of SAVVIS on behalf of Cowen (collectively “Content”)) of Cowen or Cowen’s end users and/or customers. It is the sole responsibility of Cowen to ensure that the Content that Cowen transmits, stores, uploads or downloads, complies with this AUP and all applicable laws and regulations with respect to use of the Internet or SAVVIS’ IIP through the Services. Cowen shall not use the Service(s) in an unlawful, fraudulent manner, or in a manner that otherwise exposes SAVVIS to legal liability, and without limiting the foregoing shall not use the Service to knowingly transmit, store, upload or download any of the following: material in violation of a copyright, threatening, defamatory or obscene material, material protected by trade secret or material that Cowen does not otherwise have the right to use; to transmit unsolicited commercial e-mail messages to people or entities with whom Cowen does not have a pre-existing business relationship; to knowingly transmit viruses, worms or other malicious codes; to use the Services as a return address to receive replies to unsolicited e-mails to people or entities with whom Cowen does not have a pre-existing business relationship; or to engage in “Excessive Cross-Posting,” “Excessive Multi-Posting” or “Usenet spam” as those terms are generally understood in the industry (any of the uses described in the foregoing, a “Service Misuse”).

(d)           Cowen agrees to cooperate with SAVVIS and otherwise exercise all reasonable commercial efforts in taking any corrective action necessary to address and cure as expeditiously as possible any of the following conditions with respect to Cowen’s use of the Internet or SAVVIS’ IIP via the Services: (i) a condition which is required to be corrected by any law, regulation, court order, or other governmental request or order; (ii) a condition posing a threat of interference with, damage to, or degradation of SAVVIS’ network or its customers; (iii) any condition that poses a material hazard to person or property; or (iv) Service Misuse, as defined above (any of the foregoing, a “Condition Requiring Correction”). Except as set forth in (A) or (B) below, SAVVIS shall provide Cowen with written notice and notice by e-mail to Cowen’s Project Manager of a Condition Requiring Correction so that such Condition Requiring Correction may be corrected without impact on Service, which notice (1) whenever practicable will be provided at least ten (10) days in advance of the time when such correction is required to be completed and (2) will contain detailed information (to the extent known to SAVVIS) regarding the nature and cause of the Condition Requiring Correction. In the event Cowen (w) has not corrected the Condition Requiring Correction within ten (10) days of receipt of such notification, and (x) has not promptly commenced such correction and diligently proceeded with such correction until it is completed, subject to SAVVIS having complied with its obligations in the following paragraph, SAVVIS may suspend such portion of the Services used to access the Internet or SAVVIS’ IIP if involved in the Condition Requiring Correction (all such Services, collectively the “Subject Services”), as SAVVIS reasonably deems necessary to prevent the continuation of the Condition Requiring Correction, until such time as the Condition Requiring Correction is corrected. SAVVIS reserves the right, however, to act immediately and without prior notice (but with prompt subsequent notice), subject to the conditions below, and subject to SAVVIS complying with its obligations in the following paragraph, to suspend any or all of the Subject Services (A) to the extent reasonably necessary to respond to a court order or government requirement that certain conduct must be immediately stopped or (B) when SAVVIS reasonably determines: (1) that it faces an imminent risk of sanctions, civil liability or prosecution by reason of such Condition Requiring Correction and that such suspension is a necessary measure to prevent the imposition of such sanctions, civil liability, or prosecution; (2) that such Condition Requiring Correction poses an imminent risk of harm to or interference with the integrity or normal operations or security of SAVVIS’ network or networks with which SAVVIS is interconnected or interferes with another customer’s use of SAVVIS services or the Internet and that such suspension is a necessary measure to prevent such harm or interference; or (3) that such Condition Requiring Correction otherwise presents imminent risk of material hazard to person or property; provided that, notwithstanding the foregoing, (y) prior to suspending any Service(s) pursuant to this sentence, SAVVIS shall take all necessary efforts that are reasonably practicable under the circumstances to mitigate any risk of sanctions, civil liability or prosecution and to prevent the need for such suspension (such as explaining to the entity requiring such suspension the impact of such suspension on Cowen’s business and working with such entity to see if there is another alternative to suspension) and (z) prior to so suspending such Services, where reasonably practicable under the circumstances (or, if not so practicable, as soon as reasonably practicable under the circumstances), provide a formal opinion of outside counsel to Cowen for reasons noted in subitems A or B(1), that such suspension complies with subitem (A) of this sentence, or that there is a legal basis for SAVVIS’ determination described in subitem (B) of this sentence.

Notwithstanding the foregoing or any other provision to the contrary, SAVVIS will work with Cowen to correct any Condition Requiring Correction and to restore any suspended Services as soon as reasonably possible after the date of the commencement of such suspension. Cowen will promptly report to SAVVIS any issue of which Cowen becomes aware that could compromise the stability, service or security of any user or system connected to SAVVIS networks.

Section 5.              EQUIPMENT

5.1.          Generally. SAVVIS shall provide the Base Services using the Equipment and shall obtain and have financial, operational, maintenance and support responsibilities for the Equipment.

5.2.          Systems Maintenance. As part of the Base Services, SAVVIS shall provide Systems (both Equipment and SAVVIS Software) maintenance and support services, including upgrades and replacement for the Equipment and SAVVIS Software, in order to perform the Base Services in accordance with the Service Levels as defined herein and the other terms and conditions of this Agreement, as such maintenance services are further described in the SOW. For avoidance of doubt, it is understood that SAVVIS Software does not include applications provided by Cowen or a Cowen Agent. SAVVIS shall not install or use any such upgrade or replacement without first notifying Cowen and obtaining Cowen’s written consent. Upon receipt of Cowen’s consent, SAVVIS shall provide the replacement or upgraded Equipment or Software as specified in SAVVIS’ notice and shall be responsible, at its own expense, for any further upgrades or modifications to the Equipment and/or SAVVIS Software which are necessary as a result of SAVVIS’ use of replacement or upgraded Equipment or SAVVIS Software. Upon Cowen’s request and as part of the Base Services, SAVVIS shall be responsible for configuring, installing, testing, implementing and maintaining (including warranty services) all such replacements, upgrades and modifications to the Equipment and SAVVIS Software.

5.3.          Telecommunications/Connectivity. As part of the Base Services, SAVVIS shall provide the telecommunications and connectivity products and services as described in the SOW.

5.4.          [INTENTIONALLY LEFT BLANK]

5.5.          SAVVIS Equipment at Cowen Service Locations. SAVVIS shall have the right to place certain telecommunications/ connectivity Equipment described in the SOW at the Cowen Service Locations set forth in the SOW. Such use of the Cowen Service Locations does not constitute a leasehold interest in favor of SAVVIS, and SAVVIS shall only have the right to access and use of such space for the purpose of installing and maintaining such Equipment, solely for the purposes of providing services to Cowen and its Affiliates. Any such space is provided on an “as-is” basis. The risk of loss, theft, destruction or damage to any Equipment placed by SAVVIS at a Cowen Service Location shall remain with Cowen, except to the extent caused by SAVVIS’ or SAVVIS’ Agent’s fault or negligence. Cowen shall provide and maintain a suitable operating environment as reasonably specified by SAVVIS, and shall not knowingly subject or expose the Equipment or SAVVIS personnel to any hazardous materials. Cowen agrees not to move, configure, reconfigure, program, or otherwise affect the Equipment in any manner without the prior written consent of SAVVIS. Upon the latter of the termination or expiration of this Agreement and the last day of the Termination/Expiration Period, SAVVIS’ right to place such Equipment at a Cowen Service Location shall cease and SAVVIS shall within forty-five (45) days, at its sole cost and expense, remove all such Equipment and return such space to Cowen in substantially the same condition as when SAVVIS began use of such space, normal wear and tear excepted. Access to any Cowen Service Location by SAVVIS shall be subject to its obligations in Sections 11 and 18.2.

Section 6.              NEW SERVICES

6.1.          New Services. “New Services” shall mean services that are outside the scope of the Services then in effect, including in any SOW. Cowen, in its sole discretion, may, from time to time during the Term, request that SAVVIS perform a New Service. Upon receipt of such a request from Cowen, if such New Service is available as a standard and supported product from SAVVIS or SAVVIS otherwise elects to provide it, SAVVIS shall provide Cowen with: (a) a written product description of the New Service, (b) a schedule for commencing and completing the New Service; (c) SAVVIS’ prospective charges for such New Service, which charges shall be stated in the pricing structure reasonably specified by Cowen (e.g., time and materials, fixed price, per-unit, “not to exceed”); (d) projected personnel and operational requirements for using such New Service; and (e) when applicable, acceptance test criteria and procedures for any new deliverables or services. SAVVIS shall not begin performing any New Service or be responsible for undertaking any activity required to allow it to perform such New Service, and Cowen shall not be obligated to pay for any New Service, until the Parties have reached written agreement as to the New Services to be provided and the charges therefor, which, in Cowen’s case will be agreed to by the Cowen CIO or CAO. For avoidance of doubt, time and materials charges (and per-unit charges where charges are for units defined in Schedule C that are applicable to the New Service) quoted pursuant to (c) above shall be as set forth in Schedule C unless otherwise agreed by the Parties.

Section 7.              CHANGES IN CIRCUMSTANCES

7.1.          Business Downturn. “Business Downturn” means an unplanned, measurable change in business conditions affecting Cowen’s business that is outside of Cowen’s control and that materially and negatively affects Cowen’s need for the level of Services provided hereunder such that Cowen’s requirement for such Services is reduced to a level below seventy-five percent (75%) of the Minimum Monthly Commitment. In the event of a Business Downturn, after the second year of this Agreement, and not due to a replacement of any portion of the Services with the services or products of another provider, Cowen and SAVVIS shall negotiate in good faith appropriate and commercially reasonable changes to this Agreement, which may include adjustments to price, term, commitment, or a combination thereof. The parties shall continue performance under this Agreement while they are negotiating and no changes to this Agreement will be binding unless and until they are set forth in an amendment hereto entered into pursuant to Section 37.11. The terms of this Section 7.1 shall apply with respect to reductions in Services in excess of, and shall not limit or modify, Cowen’s rights with regard to any reductions in Services pursuant to Section 3.4.

Section 8.              TRANSITION

8.1.          Transition Services.

(a)           SAVVIS has provided input to HP in developing a plan (the “Transition Plan”) describing in detail the transition of Cowen’s current information technology services to the Base Services (the “Transition”), including a plan for Transition Acceptance Testing. SAVVISacknowledges that HP and Cowen have scheduled to complete such transition by June 6, 2005 and will cooperate with such transition in accordance with such schedule.

(b)           Both Parties acknowledge and agree that HP, not SAVVIS, shall be responsible to Cowen for the implementation of the Transition Plan and the Transition Services thereunder. Both Parties acknowledge and agree that SAVVIS will be providing Services under the Transition Plan as a subcontractor to HP, and that (i) SAVVIS will look solely to HP, and not to Cowen, for any compensation or any Losses arising from the Transition services; and (ii) Cowen will look solely to HP, and not to SAVVIS, for any remedy or any Losses arising from the Transition services, provided that, for avoidance of doubt, the limits and restrictions in sub-items (i) and (ii) of this sentence do not apply to such Services provided by SAVVIS under this Agreement after the Service Commencement Date and prior to the completion of Transition.

(c)           The Parties agree that Transition for certain Services will be completed, and Cowen will accept such Services on a service by service basis pursuant to the Transition Acceptance Testing described in Sections 8.2 and 8.3 below and upon such acceptance such Services will be provided pursuant to (and subject to the terms of) Section 4.1.

8.2.          Transition Acceptance Tests. SAVVIS shall reasonably cooperate in transition acceptance testing solely to the extent it relates to the Services being provided by SAVVIS (the “Transition Acceptance Testing”).

8.3.          Transition Completion. Upon the date that the Transition Acceptance Testing results in the achievement of the Acceptance Criteria for all Services in the Base Case (such date, the “Transition Completion Date”), the transition shall be deemed complete. Upon the date that the Transition Acceptance Testing results in the achievement of the Acceptance Criteria with respect to any individual Service, Cowen shall provide written notice of completion and acceptance of the Service (on a service by service basis) at Cowen’s discretion, and SAVVIS shall commence the provision of the particular Service to Cowen pursuant to the terms of this Agreement.

Section 9.              LICENSES AND PERMITS

9.1.          SAVVIS Responsibility. SAVVIS is responsible for obtaining, and shall pay all costs related to obtaining, all necessary licenses, consents, approvals, permits and authorizations required by any Laws, which licenses, consents, approvals, permits and authorizations are legally required to be obtained and necessary for SAVVIS’ performance and delivery of the Services hereunder, except to the extent necessary to accord SAVVIS access to or use of Cowen Premises, Cowen Data or intellectual property owned by or licensed to Cowen as necessary for SAVVIS’ performance under this Agreement.

9.2.          Cowen Responsibility. Cowen is responsible for obtaining, and shall pay all costs related to obtaining, all necessary licenses, consents, approvals, permits and authorizations required by any Laws, which licenses, consents, approvals, permits and authorizations are legally required to accord SAVVIS access to or use of Cowen Premises, Cowen Data or intellectual property owned by or licensed to Cowen as necessary for SAVVIS’ performance under this Agreement.

Section 10.            COMPLIANCE WITH LAW; CHANGES IN LAW

10.1.        Responsibilities. As part of the Base Services, SAVVIS shall use commercially reasonable efforts to identify changes in applicable legislative enactments which have a material adverse impact on its ability to deliver the Services. SAVVIS shall notify Cowen of such changes known to SAVVIS and shall work with Cowen to identify the impact of such changes on how Cowen uses the Services. Cowen and SAVVIS shall promptly make, through the Change Control Procedures, any modifications to the Services that are reasonably required to continue the Services in light of such changes. If the need for such modifications results from SAVVIS’ changes in its business or products (except as may have been requested by Cowen) or are necessary to continue providing the Services hereunder in light of such legislative changes, SAVVIS shall make such modifications at its own expense. If the need for such modifications relates to Cowen’s business or results from other than (i) changes made by SAVVIS to its business or products or (ii) changes that are necessary to continue providing the Services hereunder in light of such legislative changes, SAVVIS shall make such modifications only at Cowen’s expense; otherwise, SAVVIS shall make such modifications at its own cost and shall ensure that such modifications do not materially and adversely affect Cowen. Subject to this Section 10.1, SAVVIS shall be responsible for any fines and penalties imposed on SAVVIS and Cowen arising from any noncompliance by SAVVIS or the SAVVIS Agents with the Laws in respect of its delivery of Services, unless caused by Cowen or its agents or contractors, and Cowen shall be responsible for any fines and penalties imposed on SAVVIS and Cowen arising from any noncompliance by Cowen or the Cowen Agents with the Laws in respect of its purchase or use of Services, unless caused by SAVVIS or SAVVIS Agents.

Section 11.            COWEN SERVICE LOCATIONS

11.1.        Use of Cowen Service Locations. For the period of Transition and throughout the Term, SAVVIS shall use Cowen Service Locations set forth in Schedule A for the sole and exclusive purpose of installing, maintaining, supporting and servicing certain telecommunications Equipment (as described in Section 5.5) through which the Services are provided.

11.2.        Procedures. SAVVIS shall, and shall cause SAVVIS Staff and SAVVIS Agents to, not commit or permit waste or damage to the Cowen Service Locations (normal wear and tear excepted), shall not use the Cowen Service Locations for any unlawful purpose or act, and shall comply with all of Cowen’s standard policies and procedures regarding access to and use of the Cowen Service Locations, including procedures for the physical security of the Cowen Service Locations and procedures for the security of computer and telecommunications networks, to the extent Cowen gives advance written notice of such policies and procedures to SAVVIS. In the event SAVVIS becomes aware of any breach or attempted breach of security in or involving any Cowen Service Location, then SAVVIS will immediately notify Cowen of such event, will assist in ascertaining and containing any damage, and will cooperate with Cowen and applicable Governmental Authorities in addressing such event(s) (including without limitation in bringing any appropriate legal claims).

11.3.        Structure. SAVVIS shall not make any improvements or changes involving structural, mechanical or electrical alterations to the Cowen Service Locations without Cowen’s written approval.

Section 12.            SAVVIS FINANCIAL REPORTING

Beginning with the second quarter of 2005, SAVVIS will provide to Cowen, within forty-five (45) days following the end of each of its fiscal quarters, and within sixty (60) days following the end of its fiscal year, a copy of SAVVIS’ financial statements, including its form 10Q or form 10K. If, for any quarter, SAVVIS does not meet the thresholds so that there has not been a Material Adverse Change in such quarter (as such thresholds are set forth in Section 31.5), then the SAVVIS senior management will meet with Cowen senior management within fifteen (15) days after the date on which the financial statements are due to Cowen and report to Cowen how SAVVIS will remedy the Material Adverse Change, except to the extent that SAVVIS is prohibited by law from providing such information.

Section 13.            SERVICE LEVELS

13.1.        Service Levels. SAVVIS shall perform the Services with promptness and diligence, in a workmanlike manner and in accordance with the Service Levels set forth in the SOW (and such other service levels as may be agreed upon for those services) and the standards set forth in Section 4.1. Notwithstanding anything to the contrary herein, and for avoidance of doubt, Cowen’s sole and exclusive remedies for failure to satisfy any Service Level shall be the Service Level Remedies set forth in the SOW, but these shall not be Cowen’s sole and exclusive remedies in event that (i) the circumstances giving rise to the failure to satisfy the Service Level also constitute a breach of any other provision of this Agreement or (ii) Cowen terminates this Agreement pursuant to Section 31.8 of this Agreement.

13.2.        Measurement and Monitoring Tools. As of the Service Commencement Date for a particular service, SAVVIS shall implement and utilize the measurement and monitoring tools and procedures set forth in the SOW which provide information at a level of detail sufficient to measure and report SAVVIS’ performance of the Services against the Service Levels as specified in the SOW (and such other service levels as may be agreed upon for those services). SAVVIS’ use of such measurement and monitoring tools shall not adversely affect the performance of the Equipment and/or Systems, and SAVVIS will promptly replace any measurement and monitoring tool which degrades or otherwise negatively impacts performance of the Equipment and/or Systems. SAVVIS shall ensure that SAVVIS’ use of such measurement and monitoring tools does not cause the Services to fail to meet the Service Levels and does not materially reduce the amount of excess capacity which is available in the Services and dedicated for Cowen’s use pursuant to the SOW. SAVVIS acknowledges that such measurement and monitoring tools shall be subject to audit by Cowen as set forth in Section 27. Any customization or modification of SAVVIS’ existing tools to meet Cowen’s needs will be subject to the Change Control Procedures.

13.3.        Reports. As part of the Base Services, SAVVIS shall provide performance and other reports to Cowen as set forth in Schedule A, as amended from time to time by the mutual agreement of the parties to address new reports or changes to reports. The information contained in such reports shall be the property and Confidential Information of both Cowen and SAVVIS. As one such report, SAVVIS shall provide a monthly performance report, which shall be delivered to Cowen within ten (10) days after the end of each calendar month, describing SAVVIS’ performance of the Services in the preceding month (the “Monthly Performance Report”). Such Monthly Performance Report shall:

(a)           separately address SAVVIS’ performance, measured against the metrics set forth in the Service Levels in each area of the Services;

(b)           for each area of the Services, assess the degree to which SAVVIS has attained or failed to attain the pertinent objectives in that area as described in this Agreement, including with respect to the Service Levels;

(c)           explain deviations from the Service Levels and other applicable performance standards and include a plan for corrective action for each such deviation;

(d)           describe the status of problem resolution efforts, ongoing projects, and other initiatives, and the status of SAVVIS’ performance with respect to change requests;

(e)           set forth a record of the material Equipment, Software and personnel changes that pertain to the Services and describe planned changes during the upcoming month that may affect the Services;

(f)            set forth the utilization of all resources for the month and report on utilization trends and statistics; and

(g)           include such documentation and other information as Cowen may reasonably request for purposes of verifying compliance with, and meeting the objectives of, this Agreement.

13.4.        Cowen Satisfaction Surveys. No less frequently than twice annually, SAVVIS shall perform customer satisfaction surveys, in the form and manner typically conducted by SAVVIS with its other customers, and shall share the results of those surveys with Cowen. All such results shall be deemed the property and Confidential Information of both Cowen and SAVVIS.

13.5.        Benchmarking. Cowen reserves the right from time to time, at its discretion, beginning after the thirty-sixth (36th) month of this Agreement and no more than once annually, to obtain the services of an independent third party (the “Benchmarker”) to benchmark the cost, charges and performance of the Services. Such third party shall be subject to SAVVIS’ prior written approval, shall not be, or be owned or controlled by, a competitor of SAVVIS or have breached any confidentiality obligation to SAVVIS, shall be independent of the Parties and shall be qualified to do the work and well recognized in the industry and a competent benchmarking entity. Cowen will bear the costs and expenses of conducting the benchmark and all results of the benchmark and materials created pursuant to the Benchmark shall be Cowen’s sole and exclusive property and Confidential Information, except to the extent they incorporate SAVVIS’ Confidential Information. The Benchmarker shall perform the benchmarking in accordance with the Benchmarker’s reasonable documented procedures which shall be provided to the Parties prior to the start of the benchmarking process and upon which the Parties may comment prior to the benchmarking, as modified herein. The Benchmarker shall compare the costs, charges and/or performance criteria of the Services under this Agreement, as appropriate and in the aggregate, to the costs, charges, and/or performance criteria for offerings of a like mix of amounts and types of Services to similarly situated customers making like term and volume commitments by a representative sample of vendors performing services similar to the Services. The Benchmarker shall select the representative sample from vendors (a) identified by the Benchmarker, and (b) identified by a Party and approved by the Benchmarker. The Benchmarker is to conduct a benchmarking as promptly as is prudent in the circumstances. Each Party shall be provided a reasonable opportunity to review, comment on and request changes in the Benchmarker’s proposed findings. Following such review and comment, the Benchmarker shall issue a final report of its findings and conclusions. Based upon the final results of such benchmarking, SAVVIS shall cooperate with Cowen to investigate variances, if any, in excess of five percent (5%) compared against the midpoint of the fees charged with respect to other well-managed outsourcing organizations and if such results show that the Fees paid by Cowen are more than five percent (5%) greater than the midpoint of fees charged with respect to other well-managed outsourcing organizations, then SAVVIS shall have sixty (60) days to reduce the Fees charged hereunder to such midpoint. Any dispute as to such deficiencies, variances or reduction shall be resolved pursuant to Section 30.

13.6.        Failure to Perform.

(a)           Service Level Remedies. SAVVIS recognizes that Cowen is paying SAVVIS to deliver the Services at specified Service Levels. If SAVVIS fails to meet any Service Level(s), then Cowen shall be entitled to the credits and other remedies set forth in the SOW (the “Service Level Remedies”). SAVVIS acknowledges and agrees that such Service Level Remedies shall not be deemed a penalty.

(b)           Failure. As part of the monthly reviews described in Section 16.3(a), SAVVIS shall review with Cowen the Monthly Performance Report (as defined in Section 13.3). If SAVVIS has failed to satisfy any of the Service Levels, SAVVIS shall promptly and in accordance with the Service Levels (i) investigate and report on the causes of the problem; (ii) advise Cowen, as and to the extent reasonably requested by Cowen, of the status of remedial efforts that will be and/or are being undertaken with respect to such problems; (iii) use best efforts to correct the problem(s) that led to such failure to meet Service Levels associated with Critical Infrastructure (as described in the SOW), and begin meeting such Service Levels; (iv) use commercially reasonable efforts to correct the problem(s) that led to such failure to meet any other Service Levels and begin meeting such Service Levels; and (v) take appropriate measures to prevent the applicable problem(s) from recurring.

(c)           Root Cause Analysis. Following any Severity Level 1 or 2 failure, SAVVIS shall, as part of the Base Services: (i) immediately upon learning of such failure, commence a root cause analysis to identify the cause of such failure, and continue on a continuous and diligent basis to perform such analysis within normal business hours until it is complete; (ii) within two (2) weeks after commencing such root cause analysis, provide Cowen with a report detailing the results of such root cause analysis and a procedure for correcting such failure; and (iii) provide Cowen with assurances reasonably satisfactory to Cowen that such failure will not recur after the procedure has been completed.

(d)           In the event SAVVIS or a SAVVIS vendor or SAVVIS Agent needs to access any Cowen site to maintain or repair or otherwise affect the Service(s), Cowen shall cooperate in a timely manner and provide access to the Cowen site and assist SAVVIS or the SAVVIS vendor or SAVVIS Agent to affect such maintenance, subject to the provisions of this Agreement regarding access to Cowen Premises.

Section 14.            SERVICE LOCATIONS

14.1.        Service Locations. The Services shall be provided from (a) the SAVVIS Service Locations, and (b) the Other Service Locations; provided, however, that, the use of any such Other Service Location(s) for the provision of Services shall be subject to Cowen’s prior written approval. To the extent SAVVIS agrees to allow Cowen or Cowen Agents to place Equipment at SAVVIS Service Locations, such placement (and Cowen and Cowen Agent access to such SAVVIS Service Locations for purposes of installing or maintaining such Equipment) shall be in accordance with the terms and conditions set forth in Schedule I, which shall limit Cowen and Cowen Agent access thereunder to physically separate secured areas (“Co-location Cages”). For the avoidance of doubt, SAVVIS shall at all times perform the Services from, and provide the Services to, Cowen (including disaster recovery services) from a location within the continental United States. Any incremental expense incurred by Cowen as a result of any relocation of the provision of Services to an Other Service Location shall be promptly reimbursed to Cowen by SAVVIS, except that, to the extent such relocation is at Cowen’s request or occurs because a Cowen Service Location is no longer available for the purpose, Cowen shall bear all cost of such relocation. SAVVIS and SAVVIS Agents may not provide or market any products or services to a third party from any of the Cowen Service Locations without Cowen’s prior written consent.

14.2.        Safety and Security Procedures. As part of the Base Services, and without limiting SAVVIS’ obligations under Section 27.5, SAVVIS shall maintain and enforce, and shall ensure that SAVVIS Agents enforce, at the SAVVIS Service Locations safety and security procedures that are no less restrictive than those imposed by SAVVIS at the SAVVIS Service Locations as of the Effective Date, and will maintain those procedures in conformance with generally accepted industry practice. At a minimum, SAVVIS shall comply, and shall be fully responsible for the compliance of SAVVIS Agents, with all safety and security procedures that are in effect at the Service Locations. As part of the Base Services, SAVVIS shall maintain, and shall be responsible for the compliance of SAVVIS Agents with, safety and security procedures for Cowen’s Systems and telecommunications infrastructure, which safety and security procedures are intended to protect the data and information of Cowen and its Affiliates and their vendors (including without limitation all of Cowen’s Confidential Information and all Cowen Data) from unauthorized access or use. SAVVIS shall immediately inform Cowen of, and shall require SAVVIS Agents to immediately inform SAVVIS of, any known breaches in security or potential breaches in security affecting Cowen at any of the Service Locations.

Section 15.            SOLICITATION

15.1.        Prohibited Solicitation. Except as otherwise provided in this Agreement or as otherwise agreed by the Parties, each Party (the “Soliciting Party”) agrees that during the Term of this Agreement it shall not, without the other Party’s prior written consent, solicit for employment or otherwise solicit the services of any person, employed then by the other Party, who became known to the Soliciting Party or its Affiliate in connection with the performance of this Agreement. The Parties agree that the provisions of this Section15.1 shall not exclude, preclude or limit any available actions at law or in equity or otherwise (including without limitation any form of damages or any injunctive or equitable relief) for misappropriation of trade secrets or other intellectual property, arising from or out of the hiring, solicitation or recruitment of the other Party’s employee or former employee. This provision does not prohibit either Party from (i) publishing help wanted advertisements or making other general postings via other media of employment opportunities or listings not targeted to the employees of the other Party, (ii) hiring an employee of the other Party who responds to such advertisements or postings; or (iii) responding to employment inquiries by the other Party’s employees so long as such inquiries did not result from the Party’s solicitation.

Section 16.            MANAGEMENT AND CONTROL

16.1.        Project Manager. Each Party shall appoint an individual who shall serve as the primary representative of such Party under this Agreement (each a “Project Manager”). Each Project Manager shall (a) have overall responsibility for managing and coordinating the performance under this Agreement of the Party that appointed him or her; (b) be authorized to act for and on behalf of such Party under this Agreement with respect to the day to day operation of the Services; and (c) be responsible for attempting to resolve disputes concerning this Agreement in accordance with the dispute resolution procedures set forth in Section 30. The Project Manager appointed by SAVVIS (the “SAVVIS Project Manager”) shall serve as the single point of accountability for the Services. SAVVIS’ appointment of the initial or any replacement SAVVIS Project Manager shall be subject to Cowen’s prior written consent.

The initial Project Managers are identified on Schedule L. While the Parties agree that the SAVVIS Project Manager will not be fully dedicated to Cowen, the SAVVIS Project Manager shall as necessary, devote substantially full time and full effort to the Services. SAVVIS shall not replace or reassign the SAVVIS Project Manager for two (2) years from the date such individual has been assigned to Cowen’s account unless Cowen has requested such replacement or reassignment or the SAVVIS Project Manager: (a) voluntarily resigns from SAVVIS, (b) is dismissed by SAVVIS for misconduct (e.g., fraud, drug abuse, theft), (c) is promoted by SAVVIS; (d) materially fails to perform his or her duties and responsibilities pursuant to this Agreement, or (e) is unable to work due to his or her disability. If Cowen decides, in its sole discretion, that the SAVVIS Project Manager should not continue in his or her position, Cowen may request removal of the SAVVIS Project Manager by giving SAVVIS notice of the request and SAVVIS shall promptly remove the SAVVIS Project Manager and propose a replacement Project Manager to Cowen for approval pursuant to the above. SAVVIS shall have a plan in place in the event that its Project Manager is no longer available to serve as such. Notwithstanding any provision to the contrary, any right of SAVVIS to replace the SAVVIS Project Manager is subject to Cowen’s right to pre-approve the replacement.

16.2.        Project Manager Meetings. The SAVVIS Project Manager shall meet with the HP-Cowen Steering Committee as needed but at least monthly. Such meetings shall include discussions relating to the progress of the Transition and/or the Services to be provided hereunder and the resolution of any disputes. After the period ending three (3) months following the Transition Completion Date, the SAVVIS Project Manager shall meet with Cowen’s Project Manager at least once per calendar month or at such other frequency as mutually agreed to by the Parties. SAVVIS shall produce and distribute minutes for each such meeting.

16.3.        Other Meetings. During the Term, representatives of the Parties shall meet periodically or as reasonably requested by Cowen to discuss matters arising under this Agreement. SAVVIS shall produce and distribute minutes for each such meeting. Such meetings shall include, as needed, the following:

(a)           a periodic meeting at least monthly to review performance and monthly reports and invoices, planned or anticipated activities and changes that might impact costs and expenses, performance, and such other matters as deemed appropriate by Cowen;

(b)           a quarterly management meeting to review the monthly reports for the calendar quarter, review SAVVIS’ overall performance under the Agreement, review progress on the resolution of issues, provide a strategic outlook for Cowen’s information systems requirements, and discuss such other matters as appropriate;

(c)           an annual meeting of senior management of both Parties to review relevant contract and performance issues; and

(d)           such other meetings of Cowen and SAVVIS Staff, including senior management of SAVVIS, as Cowen or SAVVIS may reasonably request.

Section 17.            SUBCONTRACTORS

17.1.        Subcontractors. Prior to subcontracting any Services, SAVVIS shall notify Cowen’s Project Manager of the proposed subcontractor. Notwithstanding any other provision of this Agreement, all potential subcontractors shall be required to execute the Subcontractor Nondisclosure Agreement as set forth on Schedule M before disclosure by SAVVIS of any of Cowen’s Confidential Information to such subcontractors or SAVVIS entering into any discussions with such subcontractors regarding this Agreement or the relationship between the Parties. Any subcontracting shall not release SAVVIS from its responsibility for its obligations under this Agreement. SAVVIS shall be responsible for the work and activities of each of its subcontractors, including compliance with the terms of this Agreement, and shall be and remain responsible for the performance of all obligations under this Agreement that are required to be performed by any subcontractor. SAVVIS shall be responsible for all, and Cowen shall have no responsibility for any, payments required to be made to SAVVIS’ subcontractors.

Section 18.            SAVVIS STAFF

18.1.        SAVVIS Staff. SAVVIS shall appoint and maintain sufficient staff (with corresponding coverage for vacation and other outages) (the “SAVVIS Staff”) of suitable training and skills to provide the Services in accordance with the Service Levels. SAVVIS shall provide Cowen with a list of all SAVVIS employees then-currently dedicated full time to performing the Services upon the Transition Completion Date. SAVVIS shall not reduce the number of full time equivalent personnel dedicated to performing the Services at any time prior to the date which is ninety (90) days after the Transition Completion Date and thereafter, only subject to the terms of the following two (2) sentences. As soon as reasonably possible on or after the date which is ninety (90) days after the Transition Completion Date, SAVVIS will provide Cowen with a report detailing SAVVIS’ performance of the Services against the Service Levels as specified in the SOW for the ninety (90) day period since the Transition Completion Date. If SAVVIS has, for the period reflected in the report, met all Services Levels, then SAVVIS may adjust the number of full-time personnel dedicated to performing the Services; provided however that, if SAVVIS fails to meet any Service Level in any subsequent month, then SAVVIS will, as soon as reasonably possible after it becomes aware of such failure, re-evaluate the reduction of resources and adjust those resources so that SAVVIS is again able to meet the Service Levels.

18.2.        Conduct of Staff.

For purposes of this Section 18.2 only, all references to SAVVIS Staff shall be deemed to include SAVVIS Agents.

(a)           While at the other Party’s Service Locations or other premises, each Party’s Staff shall: (i) comply with rules and regulations regarding personal and professional conduct generally applicable to personnel at such sites from time to time which the other Party provides to such Party in writing; (ii) comply with reasonable requests of the other Party’s personnel pertaining to personal and professional conduct; and (iii) otherwise conduct themselves in a businesslike manner.

(b)           Each Party’s Staff shall clearly identify themselves as such Party’s Staff and not as employees of the other Party. This shall include any and all communications, whether oral, written or electronic, to the extent reasonably necessary to so identify themselves.

(c)           If Cowen decides, in its sole discretion, that the SAVVIS Project Manager or any SAVVIS Staff providing Services on Cowen premises should not continue in his or her position, Cowen may request removal of that personnel by giving SAVVIS notice of the request and, SAVVIS shall immediately remove said personnel. In such event, SAVVIS shall provide a replacement within five (5) days of said notice (subject, in the case of the Project Manager, to Section 16.1). SAVVIS shall also remove and provide a replacement for any other SAVVIS personnel if the work product delivered by such SAVVIS personnel is unsatisfactory to Cowen and is responsible for any failure to comply with SAVVIS’ obligations under this Agreement.

(d)           SAVVIS will provide and update during the Term and the Termination/Expiration Assistance Period, a list of all SAVVIS Staff who have access or will have access to Cowen Confidential Information or otherwise provide Services at the Cowen Premises and SAVVIS shall ensure that all SAVVIS Staff that access Cowen Confidential Information shall sign an agreement to comply with the Cowen Trading Restrictions set forth in Schedule N, as may be amended by Cowen from time to time upon thirty (30) days’ written notice to SAVVIS or shorter period if required by law.

(e)           SAVVIS shall cause SAVVIS Staff to comply with the obligations in items (a) and (b) above and is responsible for any failure to comply.

18.3.        Turnover. Cowen and SAVVIS agree that it is in their best interests to keep the turnover rate of SAVVIS Staff to a reasonably low level. To the extent that the turnover rate adversely affects (or as reasonably demonstrated by Cowen could adversely affect) the provision of the Services, SAVVIS shall use reasonable efforts to keep the turnover rate to a reasonably low level, and SAVVIS acknowledges and agrees that notwithstanding transfer or turnover of SAVVIS Staff, SAVVIS remains obligated to perform the Services in accordance with this Agreement.

Without limiting SAVVIS’ other obligations regarding its provision of personnel to provide services for all Termination/Expiration Assistance, SAVVIS will provide sufficient personnel with current knowledge of the Services to work with the appropriate staff of Cowen and, if applicable, Cowen’s designee(s), to provide the Termination/Expiration Assistance and related information in a manner consistent with the Turnover Plan.

Section 19.            CHANGE CONTROL PROCEDURES AND CHANGES TO THE SERVICES

19.1.        Change Control. All material changes or additions in the Services, Deliverables or other material aspects of SAVVIS’ performance of its obligations under this Agreement (each, a “Change”, and collectively, Changes”) shall be made pursuant to the change control procedures (“Change Control Procedures”) attached hereto as Schedule O. No Change shall be implemented without Cowen’s prior written approval except as (a) may be necessary on an emergency basis to maintain the continuity of the Services or prevent anticipated imminent security related events or (b) may be necessary for the general welfare of the SAVVIS operational environment (changes to backbone, hosting network, etc.) without adversely affecting the provision of Services to Cowen. SAVVIS shall (i) schedule all non-emergency Changes so as not to unreasonably interrupt Cowen’s business operations, (ii) prepare and deliver to Cowen a monthly rolling schedule for ongoing and planned non-emergency Changes for the next 30-day period, (iii) monitor the status of Changes against the applicable schedule, and (iv) document and provide to Cowen notification of all Changes performed to maintain the continuity of the Services or prevent anticipated imminent security related events no later than the next business day after the Change was made. In the case any Change is made, SAVVIS will give Cowen notice of such Change as soon as possible if such Change is to the Cowen environment or otherwise impacts Cowen.

Section 20.            SOFTWARE AND PROPRIETARY RIGHTS

20.1.        Cowen Software.

(a)           Subject to the terms and conditions of this Agreement, Cowen hereby grants to SAVVIS a non-exclusive, non-transferable (except as set forth in Section 37.1), non-sublicensable (except as set forth in this Section 20.1), limited, revocable right to operate the Cowen Software set forth on Schedule P and, to the extent permissible under any applicable third party agreements, the Cowen Third Party Software, solely for the purpose of providing and solely to the extent necessary to provide the Services to Cowen hereunder. SAVVIS will, except as permitted by law, refrain from taking any steps to modify, reverse assemble, reverse engineer, reverse compile or otherwise derive a Source Code version of the Cowen Software and/or Cowen Third Party Software for which rights are granted under this paragraph. The Cowen Software and Cowen Third Party Software shall at all times remain the sole and exclusive property of Cowen or its suppliers.

(b)           SAVVIS may sublicense, to the extent permissible under the applicable third party agreements (if any), to SAVVIS Agents the right to operate and use the Cowen Software set forth on Schedule P, and the Cowen Third Party Software, solely to the extent necessary to provide the Services that such SAVVIS Agents are responsible for providing to Cowen in accordance with this Agreement.

20.2.        SAVVIS Materials.

SAVVIS hereby grants to Cowen and its Affiliates and their respective employees, officers, directors, agents and contractors, during the Term and during the Termination/Expiration Assistance Period, the fully paid, worldwide, irrevocable, nonexclusive, non-transferable (except as set forth in Section 37.1), non-sublicensable (except as set forth in this Section 20.2) right and license to access and use, the SAVVIS Software and SAVVIS Tools set forth on Schedule Q, all in Object Code form only (collectively, the “SAVVIS Materials”), solely for the purpose and to the extent necessary for Cowen and its Affiliates to utilize the Services hereunder. Cowen will, except as permitted by Law,  refrain from taking any steps to modify, reverse assemble, reverse engineer, reverse compile or otherwise derive a Source Code version of the SAVVIS Materials. The SAVVIS Materials shall at all times remain the sole and exclusive property of SAVVIS or its suppliers. Cowen may sublicense, to the extent permissible under the applicable third party agreements (if any), to Cowen Agents the right to access and use the SAVVIS Software and SAVVIS Tools set forth on Schedule Q, solely to the extent necessary for such Cowen Agents to assist Cowen in receiving and using the Services in accordance with this Agreement.

20.3.        Ownership of Deliverables.

(a)           Deliverables, and other materials provided by SAVVIS as part of the Services shall be, and at all times thereafter remain, the sole and exclusive property and Confidential Information of Cowen to the extent that such deliverable(s) or other materials are created specifically for Cowen and are not otherwise part of SAVVIS’ standard service offerings, including the content of reports (“Cowen Materials”). Cowen shall own all rights, title and interest of reports in such Cowen Materials. All such Cowen Materials shall be deemed a “work made for hire” (as such term is defined in 17 U.S.C. § 101) for Cowen. SAVVIS hereby irrevocably assigns, transfers and conveys, and shall cause all SAVVIS Agents and SAVVIS Staff to assign, transfer and convey to Cowen without further consideration all of its or their right, title and interest in and to such Cowen Materials including all rights of patent, copyright, trademark, trade secret or other proprietary rights in such Cowen Materials and all rights to causes of action and remedies related to any of the foregoing, effective immediately upon the inception, conception, creation, development or reduction to practice thereof. SAVVIS acknowledges that Cowen and the assigns of Cowen shall have the right to obtain and hold in their own name any intellectual property rights in and to such Cowen Materials. SAVVIS agrees to execute any documents or take any other actions as may reasonably be necessary, or as Cowen may reasonably request, to perfect Cowen’s ownership interest in or to such Cowen Materials, including procuring and causing to be executed all such assignments and other instruments and documents necessary to effectuate the foregoing.

(b)           SAVVIS agrees not to challenge the validity of Cowen’s ownership of any Cowen Materials.

(c)           To the extent any SAVVIS Materials, other SAVVIS materials or intellectual property, or any third party materials or intellectual property rights, are deployed, incorporated, used or embedded in or with any such deliverables and/or other materials, except as otherwise agreed by the Parties, SAVVIS grants and shall be deemed to have granted to Cowen a fully paid, worldwide, irrevocable, perpetual, nonexclusive right and license to use, execute, reproduce, display, perform, transmit, distribute, modify, import, manufacture, have made, sell, offer to sell, and otherwise exploit (including to create derivative works based on), in any form including Object Code form and Source Code form, any such materials, and to grant sublicenses through multiple tiers to any third party to do any or all of the foregoing, for any and all purposes.

(d)           Notwithstanding anything to the contrary, SAVVIS (or its licensor) will at all times retain and have sole and exclusive title to and ownership of (i) any software, methodologies, tools, specifications, techniques, documentation or data which is utilized by SAVVIS in the performance of Services and has been originated or developed by SAVVIS, its Affiliates or by third parties outside of the scope of the Services, or which has been purchased by or licensed to SAVVIS and (ii) any deliverables and other materials provided by SAVVIS as part of the Services which were already existing as of the Effective Date of this Agreement, were originated or developed by SAVVIS, its Affiliates or by third parties outside of the scope of the Services, or which has been purchased by or licensed to SAVVIS

20.4.        Residuals. Nothing in this Section 20 shall prevent SAVVIS from using the Residuals in furtherance of its business, provided that any such use shall be subject to SAVVIS’ compliance with its obligations with respect to Cowen’s Confidential Information under Section 28, Confidentiality. “Residuals” shall mean information in non-tangible form, which may be retained by persons, in their unaided memory, who have provided Services hereunder, constituting general ideas, concepts, know-how or techniques relating to Cowen Materials. Notwithstanding any provision in this Section 20.4, the term “Residuals” shall not include (i) Confidential Information of Cowen, or (ii) any subject matter regarding Cowen protectable by intellectual property rights.

Section 21.            DATA AND RETURN OF DATA

21.1.        Ownership of Cowen Data. As between SAVVIS and Cowen, all Cowen Data is, will be, and shall remain the property of Cowen and shall be deemed Confidential Information of Cowen. Cowen Data shall not be (a) used by SAVVIS other than in connection with providing the Services and then solely in accordance with the terms and conditions of this Agreement (including without limitation the confidentiality restrictions set forth in Section 28), (b) disclosed, sold, assigned, leased or otherwise provided to third parties by SAVVIS or SAVVIS Agents or (c) commercially exploited by or on behalf of SAVVIS or SAVVIS Agents. Subject to the Limitations of Liability set forth in Section 34, SAVVIS bears the full and complete risk and liability for all loss, theft, destruction, alteration, or disclosure of any Cowen Data provided to SAVVIS, SAVVIS Staff and/or SAVVIS Agents in connection with this Agreement to the extent not caused by Cowen. SAVVIS shall (x) retain any marks placed by Cowen on such Cowen Data that mark or otherwise identify Cowen Data as Cowen’s property, (y) store Cowen Data separately (through physical separation or logical partition) from other SAVVIS data or information and/or any data or information of any third party, and (z) promptly remove Cowen Data from storage at Cowen’s request. SAVVIS shall establish and maintain safeguards against the loss, theft, destruction, alteration, or disclosure of Cowen Data in the possession or control of SAVVIS, SAVVIS Staff and/or SAVVIS Agents, which safeguards are no less rigorous than those maintained by SAVVIS for its own information of a similar nature, but in no event shall SAVVIS use less than commercially reasonable efforts to safeguard such Cowen Data. Cowen shall have the right at Cowen’s cost to establish backup security for Cowen Data and to keep all backups of Cowen Data and Cowen Data files in its possession if it chooses.

21.2.        Copies of Data. Upon request by Cowen no more than once every calendar quarter, SAVVIS shall, and shall cause all SAVVIS’ Agents to, provide Cowen with copies of all Cowen Data then in SAVVIS’ possession or under the control of SAVVIS in the format and on the media reasonably requested by Cowen at SAVVIS’ expense (including, without limitation, copies of back up, archival or history logs therefor).

21.3.        Return of Data. As soon as reasonably practicable upon expiration or termination of this Agreement and the Termination Expiration Assistance Period, SAVVIS shall, and shall cause all SAVVIS Staff and Agents to, (a) at SAVVIS’ expense, return to Cowen, in the format and on the media requested by Cowen, all Cowen Data then in the possession or under the control of SAVVIS, and (b) erase or destroy all copies of Cowen Data then in the possession or under the control of SAVVIS or its Agents (as applicable). Any media containing

Cowen Data for archival or other purposes shall be used by SAVVIS and SAVVIS Agents solely for back up purposes, and shall be purged or destroyed, at Cowen’s option, upon request.

Section 22.            CONSENTS

22.1.        Cowen Consents. All Cowen Consents shall be obtained by Cowen. Cowen shall pay any costs of obtaining the Cowen Consents.

22.2.        SAVVIS Consents. All SAVVIS Consents shall be obtained by SAVVIS. SAVVIS shall pay all costs of obtaining the SAVVIS Consents.

Section 23.            DISASTER RECOVERY AND BUSINESS CONTINUITY

23.1.        Disaster Recovery and Business Continuity Plans. SAVVIS shall, as part of the Base Services, cooperate with Cowen and HP in Cowen’s and HP’s development and implementation of a disaster recovery plan (the “Disaster Recovery Plan”) and a business continuity plan (the “Business Continuity Plan”), designed to assure that the HP/SAVVIS solution continues to be provided seamlessly. Additionally, SAVVIS shall provide the disaster recovery services set forth in the SOW. Without limiting the foregoing, if a Force Majeure Event prevents performance of the Services for more than thirty (30) days, Cowen may terminate this Agreement, in whole or in part. In the event of, in response to, or in contemplation of any disaster or Force Majeure Event, SAVVIS shall not increase any fees charged under this Agreement. In all events, Cowen shall not be obligated to pay for Services which SAVVIS Staff are unable to provide due to a disaster or Force Majeure Event (including loss of, or inability to use facilities at, Cowen Service Locations).

Section 24.            ALLOCATION OF RESOURCES

24.1.        Priority. Whenever a Force Majeure Event or a disaster causes SAVVIS to allocate limited resources between or among SAVVIS, and subject to SAVVIS’ obligations under applicable Law, SAVVIS’ affiliates and customers, Cowen, and/or Cowen Affiliates at the affected Service Locations, Cowen and its Affiliates shall receive priority in respect of such allocation that is no less favorable with respect to such allocation than any similarly situated customer of SAVVIS. In addition, under such circumstances subject to SAVVIS’ obligations under applicable Law, at no time shall the time of the SAVVIS Project Manager assigned to the Cowen account be allocated to any other account in excess of the extent to which such time is ordinarily allocated to other accounts, including without limitation during a Force Majeure Event or a disaster, without Cowen’s prior written consent which consent shall be in Cowen’s sole discretion.

Section 25.            FEES, PAYMENT AND INVOICES

25.1.        Fees. All fees to be payable and which SAVVIS may charge under this Agreement (the “Fees”) for the Base Services are set forth in Schedule C. Cowen shall not be required to pay SAVVIS any amounts for the Services other than those set forth herein. No later than the tenth (10th) day of each calendar month commencing with June 2005, SAVVIS shall invoice Cowen for the Services performed in accordance with this Agreement during such calendar month. Invoices shall be in the form set forth on Schedule C. Any Fees which constitute charges by third parties to SAVVIS (if any) which SAVVIS is permitted under this Agreement to pass through to Cowen shall be passed through to Cowen without any mark-up or other additional charge by SAVVIS except as set forth in Schedule C. In the event that any professional or consulting Services are performed by SAVVIS hereunder and such performance does not materially comply with specifications set forth in this Agreement or the agreed-upon order for such Services, SAVVIS shall repeat its performance of such Services in accordance with the terms and conditions of this Agreement at no charge to Cowen. Any and all payments to SAVVIS hereunder shall be made (at Cowen’s election) via check, wire or ACH pursuant to SAVVIS’ instructions for the applicable method of payment.

25.2.        Refunds and Credits for Non-Provision of Services. In the event SAVVIS is unable to provide Services due to a Force Majeure Event or a disaster, then in addition to other remedies available to Cowen hereunder, Cowen shall not be required to pay SAVVIS for Services with respect to the period such Services were not provided, and SAVVIS shall credit to Cowen any amounts prepaid for such Services with respect to such period.

25.3.        Costs and Expenses. Except as expressly set forth in this Agreement, any costs and expenses of SAVVIS incurred in providing the Services are included in the Fees and shall not be reimbursed by Cowen unless agreed to by Cowen in writing in advance, in its discretion, on a case-by-case basis. Any such reimbursement shall be in accordance with the Cowen Vendor Expense Policy set forth as Schedule S, as may be amended by Cowen from time to time upon thirty (30) days’ written notice to SAVVIS.

25.4.        Rights of Set Off. With respect to any amount which (a) should be reimbursed to a Party or (b) is otherwise payable to a Party pursuant to this Agreement, such Party may, upon written notice to the other Party, deduct the entire amount owed to such Party against the charges otherwise payable or expenses owed to the other Party under this Agreement.

25.5.        Reimbursable Items. Without limiting any other obligations (including payment obligations) of SAVVIS hereunder, SAVVIS shall pay, or (if paid by Cowen) promptly reimburse Cowen at Cowen’s request, for any third party SAVVIS fees, charges or costs relating to or arising out of: (a) SAVVIS’ use of the Cowen Software or Cowen Service Locations in violation of any of the terms herein or in a manner not contemplated by this Agreement, or (b) SAVVIS contacting a third party to provide support or maintenance to correct an error or problem with the Cowen Software when such third party is not responsible for, or its product is not a cause of, such error or problem.

25.6.        Unused Credits. Any unused credits against future payments owed to either party by the other Party pursuant to this Agreement shall be paid to the Party to whom such credits are or were owed within thirty (30) days of the expiration or termination of this Agreement.

25.7.        Proration. All periodic fees or charges under this Agreement are to be computed on a calendar month basis and shall be prorated on a daily basis for any partial month.

25.8.        Time of Payment. Any undisputed sum due to SAVVIS pursuant to this Agreement shall be due and payable within sixty (60) days after the date of Cowen’s receipt of the corresponding invoice from SAVVIS. Past due amounts will accrue interest at the lesser of the rate of one and one-half percent (1½%) per month or the maximum rate allowed by applicable law. Cowen shall be entitled to a one and one-half percent (1½%) discount on all amounts paid within ten (10) days of Cowen’s receipt of the invoice therefor.

25.9.        Disputed Payment. Cowen may withhold payment of any charges that Cowen reasonably disputes in good faith provided that Cowen will notify SAVVIS of the amount of and basis for its dispute within thirty (30) days after the date of the corresponding invoice from SAVVIS together with reasonable documentation of such dispute. In the event that a given invoice includes both disputed and undisputed charges, Cowen shall pay all undisputed items in accordance with this Section 25 and Schedule C, and may withhold payment only of the disputed charges in accordance with this Section. If Cowen has already paid a disputed charge (i.e., if Cowen decides after paying a given charge to dispute the charge), Cowen may off-set the disputed charge against other charges owed by Cowen hereunder, subject to Section 25.4. Cowen shall notify SAVVIS in writing on or before the date that any amount is so withheld (whether in respect of dispute on a current invoice or as a set-off) and describe, in reasonable detail, the reason for such withholding. Cowen and SAVVIS shall diligently pursue an expedited resolution of such dispute in accordance with the dispute resolution procedures set forth in Section 30.

Section 26.            TAXES

26.1.        Taxes. As of the Effective Date, it is the understanding of the Parties that the Services provided as part of the Base Case are not taxable under Article 28 of the New York Sales and Use Tax law. Notwithstanding the foregoing, in the event that the taxing authority levies a tax under such law, Cowen agrees to pay SAVVIS for all such taxes; provided that SAVVIS shall reasonably cooperate with Cowen in any further investigation or resolution efforts arising out of such claim or payment. The Parties’ respective responsibilities for taxes arising under or in connection with this Agreement will be as follows:

(a)           Cowen shall be responsible for all applicable taxes or other similar charges including, for avoidance of doubt, any fees, contributions and/or assessments payable to or collected by the FCC or any state public utilities commission or to a third party pursuant to any requirement of the FCC or any state public utilities commission, imposed by any governmental entity by virtue of the Services performed under this Agreement, except for personal property taxes, franchise taxes, corporate excise or corporate privilege, property or license taxes on assets owned by, or business conducted by SAVVIS, any tax based on SAVVIS’ net income or gross revenues, or other taxes levied on SAVVIS which are not required by law to be collected from Cowen, which taxes shall be paid by SAVVIS.

(b)           SAVVIS will be responsible for any personal property taxes on property it owns or leases, for franchise and privilege taxes on its business, and for taxes based on its net income or gross receipts.

(c)           SAVVIS will be responsible for any sales, use, excise, value-added, services, consumption, and other taxes and duties payable by SAVVIS on any goods or services, that are used or consumed by SAVVIS in providing the Services where the tax is imposed on SAVVIS’ acquisition or use of such goods or services and the amount of tax is measured by SAVVIS’ costs in acquiring such goods or services.

(d)           The Parties agree to cooperate with each other to enable each to more accurately determine its own tax liability and to minimize such liability to the extent legally permissible. Each Party will provide and make available to the other any information regarding out-of-state or out-of-country sales or use of equipment, materials or services, and other exemption certificates or information reasonably requested by either Party.

(e)           Each Party will promptly notify the other Party of, and coordinate with the other Party the response to and settlement of, any claim for taxes asserted by applicable

Governmental Authorities for which the other Party may be responsible hereunder, it being understood that with respect to any claim arising out of a form or return signed by a Party to this Agreement, such Party will have the right to elect to control the response to and settlement of the claim, but the other Party will have all rights to participate in the responses and settlements that are appropriate to its potential responsibilities or liabilities. If either Party requests the other Party to challenge the imposition of any tax, and the other Party agrees in its discretion to undertake that challenge, the requesting Party will reimburse the other Party for the costs, legal fees and expenses incurred directly by the other Party in providing such assistance. Each Party will be entitled to any tax refunds or rebates granted to the extent such refunds or rebates are of taxes that were paid or to be paid by such Party.

Section 27.            AUDITS

27.1.        Services Audit. Upon at least thirty (30) days (or, in the case of an audit pursuant to Governmental Authority order, such lesser time period as is reasonably practicable under the circumstances) written notice from Cowen not to occur (except as required by Governmental Authority) more than one time per year, SAVVIS and SAVVIS Agents shall provide such auditors and inspectors as Cowen or any Governmental Authority may, from time to time, designate in writing with reasonable access (i) during normal business days and hours (except, as may be necessary to perform security audits, at any time upon proper identification and authentication) to the SAVVIS Service Locations and the Software and Equipment and (ii) any time to the Cowen Service Locations, in each case for the purpose of performing audits or inspections of the Services and the business of Cowen. SAVVIS shall provide, and shall cause all SAVVIS Agents to provide, such auditors and inspectors any assistance that they may reasonably require, including an exit conference with such auditors or inspectors. If any audit by an auditor or inspector designated by Cowen or a Governmental Authority establishes that SAVVIS is not in compliance with the Agreement, or any Law or any audit requirement imposed by Law relating to the Services, and such noncompliance has an adverse effect on the Services or Cowen, SAVVIS shall, and shall cause SAVVIS Agents to, take actions to promptly comply with such Law or audit requirement, as applicable. Cowen shall bear all costs and expenses of such audits and SAVVIS shall bear the expense of any such corrective action that is (x) required by Law relating to SAVVIS’ business, or (y) necessary due to SAVVIS’ noncompliance with the Agreement, any Law or any audit requirement imposed by Law relating to such Services, imposed on SAVVIS.

27.2.        Fee Audit. Upon at least thirty (30) days written notice from Cowen not to occur more than one time per year, SAVVIS shall provide Cowen and Cowen’s Agents (including any third party auditor(s) designated by Cowen), at Cowen’s expense, with access during normal business days and hours to such books and records and documentation which support charges billed to Cowen (which records and documentation shall be maintained in accordance with Section 27.3) as may be reasonably requested by Cowen that cover the period since the preceding audit, not to exceed a period of up to eighteen (18) months preceding such audit (the “Review Period”), and Cowen may audit the Fees charged to Cowen for such period to determine that such Fees are accurate and in accordance with this Agreement. If such audit establishes that SAVVIS has overcharged Cowen for the Review Period, Cowen shall notify SAVVIS of the amount of such overcharge and SAVVIS shall apply as a set off against amounts due from Cowen to SAVVIS the amount of the overcharge plus interest at the rate of one percent (1%) per month, but in no event to exceed the highest lawful rate of interest, calculated from the date of receipt by SAVVIS of the overcharged amount until the date of payment to Cowen.

27.3.        Record Retention. As part of the Base Services, SAVVIS shall (a) retain records and supporting documentation (which records and documentation shall be maintained on a consistent basis and substantially in accordance with generally accepted accounting principles) (i) sufficient to document the Services and the Fees paid or payable by Cowen under this Agreement during the Term and for at least seven (7) years following the expiration or termination of this Agreement, (ii) as necessary for SAVVIS to be in compliance with the SAVVIS Regulatory Requirements, and (b) upon at least three business days’ prior notice from Cowen, provide Cowen and Cowen’s agents with reasonable access during normal business days and hours to such records and documentation.

27.4.        Facilities. SAVVIS shall provide to Cowen and such of Cowen’s agents and auditors and inspectors as Cowen may reasonably designate in writing, on SAVVIS’ premises (or if the audit is being performed of a SAVVIS Agent, the SAVVIS Agent’s premises, if necessary), workspace, office furnishings (including lockable cabinets), telephone and facsimile service, network access, utilities and office related equipment and duplicating services to the extent (except for an audit performed by a Governmental Authority) that SAVVIS then has available and as Cowen or such auditors and inspectors may reasonably require to perform the audits described in this Section 27.

27.5.        SAS Audit. SAVVIS shall, at least once annually, cause a SAS 70 Type II audit of the data center(s) from which SAVVIS provides Services to be performed by a certified public accounting firm or mutually agreeable alternative. SAVVIS shall be financially responsible for the costs for such SAS 70 Type II audit. In the event such audit reveals that SAVVIS’ controls or operations do not comply with SAS 70 Type II requirements or otherwise do not satisfy generally accepted industry standards, SAVVIS shall promptly remedy any material inadequacy at SAVVIS’ cost and expense. Subject to the confidentiality restrictions in this Agreement, SAVVIS agrees that Cowen may provide SAVVIS’ audit report to any regulatory agency requesting such information and that SAVVIS shall cooperate in providing such additional information requested by any regulatory agency.

Section 28.            CONFIDENTIALITY

28.1.        Confidential Information.

(a)           SAVVIS and Cowen each acknowledges that it may be furnished by the other Party or the other Party’s Agent with, receive, or otherwise have access to information of or concerning the other Party which such Party considers to be confidential, proprietary, a trade secret or otherwise restricted. As used in this Agreement, “Confidential Information” shall mean all information, in any form, furnished or disclosed, directly or indirectly, by one Party to the other Party, or to which the other Party otherwise has access, which is marked confidential, restricted, proprietary, or with a similar designation, or which a reasonably prudent business person would deem to be confidential information considering the nature of the information and the circumstances of its disclosure. The terms and conditions of this Agreement shall be deemed Confidential Information of both Parties. Without limiting the foregoing, Confidential Information of a Party also shall be deemed to include (whether or not marked confidential, restricted, proprietary, or with a similar designation): (i) all specifications, designs, software, technical documentation and other technical data, furnished or disclosed, directly or indirectly, by one Party to the other Party, or to which the other Party otherwise has access; (ii) all non-public information concerning the operations, affairs and businesses of the Party and any of the Party, its Affiliates, the financial affairs of the party and any of its Affiliates, and the relations of the Party and any of its Affiliates with their customers, employees, agents and service providers;

(iii) and with respect to Cowen, (A) all Cowen Software and Cowen Data and (B) all other information or data, to the extent it relates to and is directly identifiable to Cowen, stored on magnetic media or otherwise or communicated orally or otherwise, and obtained, received, transmitted, processed, stored, archived, or maintained by SAVVIS, SAVVIS Staff or SAVVIS Agents under this Agreement; and (iv) with respect to SAVVIS, all SAVVIS Software and SAVVIS Data.

(b)           Notwithstanding anything to the contrary in this Agreement, including without limitation the exclusions from Confidential Information set forth in Section 28.3 hereof, Confidential Information includes “NPI”. “NPI” has the meaning ascribed to “nonpublic Personal Information” in Title V of the Gramm-Leach-Bliley Act of 1999 or any successor federal statute, and the rules and regulations thereunder, as all may be amended and supplemented from time to time (“GLBA”). SAVVIS shall, and shall cause its Staff and Agents to: (i) implement and maintain an appropriate security program for NPI to (A) take reasonable commercial steps to ensure the security and confidentiality of NPI, (B) take reasonable commercial steps to protect against any threats or hazards to the security or integrity of NPI; and (C) take reasonable commercial steps to prevent unauthorized access to or use of NPI, and (ii) otherwise keep NPI confidential in accordance with the terms of this Agreement and any applicable law, rule or regulation of any jurisdiction relating to disclosure or use of GLBA personal information. SAVVIS shall promptly notify Cowen (i) of any disclosure or use of any NPI by the SAVVIS, its Staff or its Agents in breach of this Agreement, and (ii) of any disclosure of any NPI to SAVVIS, its Staff or its Agents where the purpose of such disclosure is not known to SAVVIS. Cowen reserves the right to review the SAVVIS’ policies and procedures used to maintain the security and confidentiality of NPI. At Cowen’s direction and in its sole discretion at any time, SAVVIS shall immediately return to Cowen any or all NPI. Upon termination or expiration of this Agreement, SAVVIS shall immediately return to Cowen any and all NPI which it has received under this Agreement and shall destroy records of such NPI.

28.2.        Obligations.

(a)           Each Party’s Confidential Information shall remain the property of that Party, except as expressly provided otherwise by the other provisions of this Agreement. Cowen and SAVVIS shall each use at least the same degree of care, but in any event no less than a reasonable degree of care, to prevent disclosing to third parties the Confidential Information of the other Party, as such Party employs to avoid unauthorized disclosure, publication or dissemination of its own information of a similar nature and similar importance; provided that (i) Cowen may disclose such information to entities performing services for Cowen and/or Cowen Affiliates who require access to the Confidential Information in the provision of Services to Cowen and/or Cowen Affiliates where (A) such disclosure is necessary to the performance of such Services and (B) the entity to which the information is disclosed either (1) if any Affiliate of Cowen, is bound by obligations of the same scope and at least as stringent as those described in this Section 28 or (2) if an entity other than an Affiliate of Cowen, agrees in writing to assume obligations of the same scope and at least as stringent as those described in this Section 28; and (ii) SAVVIS may disclose such information to SAVVIS Agents performing Services where (A) use of such entity is authorized under this Agreement, (B) such disclosure is necessary to the performance of such services, and (C) the entity to which the information is disclosed agrees in writing to assume obligations of the same scope and at least as stringent as those described in this Section 28. With respect to any disclosure by Cowen or SAVVIS as described herein to such entity, the disclosing Party assumes full responsibility for any breach of its confidentiality obligations caused by any such entity to which the Confidential Information is disclosed by such Party.

(b)           Notwithstanding the foregoing subsection (a) or any other provision of this Agreement, neither Party shall release the other Party’s Confidential Information to any third party (other than its Agents as permitted pursuant to subsection (a) above and its Affiliates, subject to confidentiality obligations under this Section 28) without the express prior written consent of the other Party. Neither Party shall utilize or disclose the other Party’s Confidential Information for any purpose other than that of rendering or receiving the Services under this Agreement or as otherwise contemplated by this Agreement. Neither Party shall possess or assert any ownership interest, lien or other right or interest against or to the other Party’s Confidential Information. Each Party shall ensure that none of the other Party’s Confidential Information, or any part thereof, shall be sold, rented, assigned, leased, or otherwise disposed of to third parties (except as expressly permitted above) by the first Party, or commercially exploited by or on behalf of the first Party, the first Party’s Staff or the first Party’s Agents.

(c)           As requested by either Party during the Term, or upon expiration or any termination of this Agreement (in whole or in part) and/or completion of SAVVIS’ obligations under this Agreement, the other Party shall return or destroy, as the first Party may direct, all material (including all copies and parts thereof) in any medium that contains, refers to, or relates to the first Party’s Confidential Information, and shall certify any such destruction in writing to the first Party; provided that (i) SAVVIS will not request that Cowen return Confidential Information during the Termination/Expiration Assistance Period to the extent such return would prevent Cowen from receiving Termination/Expiration Assistance pursuant to Section 33 and (ii) each Party will be excused from its obligations under this Agreement to the extent caused by such return of the other Party’s Confidential Information to the requesting Party and/or erasure or destruction of the other Party’s Confidential Information, as requested by the requesting Party.

(d)           Each Party shall ensure that such Party’s Staff and Agents comply with the requirements of Section 28.2(c).

28.3.        Exclusions. “Confidential Information” shall not include any particular information which SAVVIS or Cowen can demonstrate and document (a) was, at the time of disclosure to it, in the public domain through no fault of the receiving Party and without any breach by the receiving Party of any obligation of confidentiality to the furnishing Party; (b) after disclosure to it, is published or otherwise becomes part of the public domain through no fault of the receiving Party and without any breach by the receiving Party of any obligation of confidentiality to the furnishing Party; (c) was rightfully in the possession of the receiving Party at the time of disclosure to it without any obligation to restrict its further use or disclosure; (d) was received after disclosure to it from a third party who had a lawful right to disclose such information to it without any obligation to restrict its further use or disclosure and without any breach by such third party of any obligation of confidentiality to the Party furnishing the information hereunder; or (e) was independently developed by the receiving Party without reference to Confidential Information of the furnishing Party. In addition, a Party shall not be considered to have breached its obligations by disclosing Confidential Information of the other Party as required to satisfy any legal requirement of a Governmental Authority provided that, upon receiving any such request and to the extent that it may do so without violating any Law, such Party advises the other Party of such request immediately and prior to making such disclosure in order that the other Party may interpose an objection to such disclosure, take action to assure confidential handling of the Confidential Information, or take such other action as it deems appropriate to protect the Confidential Information; and further provided that the first Party shall cooperate with such Party in the foregoing.

28.4.        Loss of Confidential Information. In the event of any disclosure or loss of, or inability to account for, any Confidential Information of the furnishing Party, upon becoming aware of such event the receiving Party shall promptly, at its own expense:  (a) notify the furnishing Party in writing; (b) take such actions as may be necessary or reasonably requested by the furnishing Party, and otherwise cooperate with the furnishing Party, to minimize the adverse effects to the furnishing Party of such event and any damage resulting from such event.

28.5.        Injunctive Relief. Each Party acknowledges that the other Party’s Confidential Information is unique property of extreme value to the other Party, and the unauthorized use or disclosure thereof would cause the other Party irreparable harm that could not be compensated by monetary damages. Accordingly, each Party agrees that the other will be entitled to seek, from any court of competent jurisdiction, injunctive and preliminary relief to remedy any actual or threatened unauthorized use or disclosure of the other Party’s Confidential Information.

Section 29.            COVENANTS

29.1.        By SAVVIS.

(a)           Work Standards. SAVVIS will render the Services with promptness, efficiency and diligence and in a workmanlike manner, consistent with applicable industry standards, and all SAVVIS Staff shall have suitable training, education experience and skill in order to properly perform the Services.

(b)           Maintenance. SAVVIS will maintain the SAVVIS Software and SAVVIS Equipment as specified in the manufacturer’s specifications and documentation for such Software and Equipment, including to the extent set forth in such specifications and documentation (i) maintaining the SAVVIS Software and the SAVVIS Equipment in good operating condition, (ii) promptly undertaking repairs and preventive maintenance on the SAVVIS Equipment, including, at a minimum, in accordance with applicable manufacturer’s recommendations, and (iii) performing reasonable maintenance with respect to the SAVVIS Software, including, at a minimum, in accordance with applicable documentation and Third Party Software vendor’s recommendations.

(c)           Non-Infringement. SAVVIS represents and warrants that to the best of its knowledge as of the Effective Date, the Services to be performed under this Agreement do not infringe, or constitute an infringement or misappropriation of, any patent, copyright, trademark, trade secret, license or other intellectual property or other proprietary rights of any third party and no actions are pending, and no material actions are threatened (which would not be curable pursuant to Section 35.2) which claim any such infringement.

(d)           No Open Source. SAVVIS represents and warrants that SAVVIS has taken all appropriate steps to ensure that SAVVIS, SAVVIS Staff and SAVVIS Agents will not use, and will prevent the introduction of, any open source software in SAVVIS Equipment or SAVVIS Software dedicated solely to the provision of the Services to Cowen which open source software would, as a result of such use of open source software as part of the Services with software provided by Cowen or as a result of Cowen’s distribution of such Cowen-provided software following such use, cause Cowen to become subject to an obligation to (i) publicly disclose or distribute such software in source code form or (ii) make such Cowen-provided software available under any license agreement without Cowen’s prior written consent.

(e)           Compliance With Laws and Regulations. SAVVIS will perform its obligations in a manner that complies with applicable Laws, including identifying and procuring required permits, certificates, approvals and inspections. If a charge of non-compliance with such Laws occurs, SAVVIS will promptly notify Cowen of such charge in writing.

(f)            Viruses. SAVVIS will use commercially reasonably efforts to ensure that no Viruses are coded or introduced into the systems used by SAVVIS to provide the Services, or other materials prepared by or on behalf of SAVVIS in the performance of the Services hereunder. SAVVIS agrees that, in the event a Virus is found to have been introduced by SAVVIS or SAVVIS Agents into the systems used to provide the Services, or into Cowen’s systems or is found in any such materials prepared by or on behalf of SAVVIS, SAVVIS shall, at no additional charge to Cowen, assist Cowen in reducing the effects of the Virus and, if the Virus causes a loss of operational efficiency or loss of data, to assist Cowen to the same extent to mitigate and restore such losses.

(g)           Disabling Code. Without the prior written consent of Cowen, SAVVIS will not intentionally insert into any Software any code which would have the effect of disabling or otherwise shutting down all or any portion of the Services (“Disabling Code”). With respect to any Disabling Code that may be part of the Software used to provide the Services, SAVVIS will not invoke such Disabling Code at any time without Cowen’s prior written consent.

(j)            Date-Related Functionality. SAVVIS represents and warrants that, with respect to all date-related data and functions, the Services, and the hardware and software being used by SAVVIS hereunder to provide the Services, will accept input, perform processes, and provide output in a manner that (i) is consistent with its intended use and all applicable specifications, (ii) prevents ambiguous or erroneous results, and (iii) does not result in any adverse effect on functionality or performance of the Services or such hardware or software.

29.2.        Mutual Representations and Warranties.

(a)           Authorization. Each Party represents and warrants that:

(i)            it has the requisite power and authority to enter into this Agreement and to carry out the transactions and perform its obligations as contemplated by this Agreement;

(ii)           there are no pending claims for which service has been made against it that might have a material adverse effect on its ability to meet its obligations under this Agreement; and

(iii)          the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by the requisite action on the part of such Party.

(b)           No Violation. Each Party represents and warrants that its execution, delivery, and performance of this Agreement will not constitute (i) a violation of any judgment, order, or decree; (ii) a material default under any material contract by which it or any of its material assets are bound; or (iii) an event that would, with notice or lapse of time, or both, constitute such a default as described in foregoing subsection (ii).

Section 30.            DISPUTE RESOLUTION

30.1.        Dispute Resolution Procedure. SAVVIS and Cowen agree that with respect to any dispute or controversy arising out of or in connection with this Agreement or the performance of Services hereunder, the Parties shall first attempt to resolve their disputes in the manner described in this Section 30.

30.2.        Escalation of Dispute.

(a)           Project Managers. All disputes arising under or relating to this Agreement shall be referred to the Project Managers. If the Project Managers are unable to resolve the dispute within five (5) business days after referral of the matter to them, the Parties shall submit the dispute to SAVVIS’ Regional Sales Vice President and Cowen’s CIO.

(b)           Escalation. In the event the persons specified in (a) are unable to resolve a dispute within ten (10) business days of the date of the meeting during which such dispute was considered, the Parties shall submit the dispute to the senior management of each party for resolution. In the event senior management of the Parties is unable to resolve the dispute within five (5) business days of the date such dispute was submitted to senior management for consideration, then either Party may submit the dispute to a court of competent jurisdiction.

30.3.        Injunctive Relief. Notwithstanding anything else herein to the contrary, either Party may, without following the dispute resolution procedures in this Section 30, seek immediate injunctive relief for any breach or impending breach of this Agreement by the other party for which a temporary restraining order or other injunctive relief is an appropriate remedy, including, without limitation, any breach of a Party’s confidentiality obligations hereunder.

30.4.        Continuity of Base Services. In the event of a dispute between Cowen and SAVVIS, Cowen and SAVVIS shall continue to perform their obligations under this Agreement in good faith during the resolution of such dispute, as if such dispute had not arisen, unless and until this Agreement is terminated in accordance with the provisions hereof.

30.5.        Additional Dispute Resolution Terms.

(a)           SAVVIS and Cowen agree that written or oral statements or offers of settlement made in the course of the dispute resolution process set forth in this Section will (i) be Confidential Information, (ii) will not be offered into evidence, disclosed, or used for any purpose in any formal proceeding, and (iii) will not constitute an admission or waiver of rights.

(b)           SAVVIS and Cowen will promptly return to the other, upon request, any such written statements or offers of settlement, including all copies thereof.

Section 31.            TERMINATION BY COWEN

31.1.        Termination for Cause.

(a)           In the event that:

(i)            SAVVIS commits a breach of this Agreement that materially impacts Cowen’s business or otherwise constitutes a material breach of this Agreement, which breach is not cured within thirty (30) days from the date SAVVIS receives written notice of such material breach or such longer period as mutually agreed by the Parties in writing; or

(ii)           SAVVIS commits a breach of this Agreement that materially impacts Cowen’s business or otherwise constitutes a material breach which, in either case, is not capable of being cured within thirty (30) days from the date that SAVVIS receives written notice of such breach;

then Cowen may, by giving written notice to SAVVIS, immediately terminate this Agreement, in whole or in affected part, as of a date specified in the notice of termination. With respect to any termination pursuant to this Section 31.1, in addition to and without limitation of SAVVIS’ obligations (including efforts to cure any breach), SAVVIS acknowledges and agrees that it has an affirmative obligation to use commercially reasonable efforts to mitigate damages which may be incurred by Cowen.

31.2.        Termination for Convenience. Cowen may terminate this Agreement for convenience upon one hundred and eighty (180) days notice to SAVVIS, provided that in such event Cowen will pay to SAVVIS a Termination Fee as set forth in Schedule C.

31.3.        Termination for Change in Control of SAVVIS. In the event (a) of a change in Control of SAVVIS where such Control is acquired, directly or indirectly, in a single transaction or series of related transactions by (i) a competitor of Cowen in the financial services industry, (ii) an entity that, is not reasonably capable of performing Services and SAVVIS’ other obligations as set forth in this Agreement, or (iii) an entity that has been involved in litigation or a substantial dispute with Cowen within the preceding twenty-four (24) months, (b) that all or substantially all of the assets of SAVVIS are acquired by any entity described in (a)(i), (ii) or (iii), or (c) that SAVVIS is merged with or into another entity described in (a)(i), (ii) or (iii) to form a new entity, then at any time within twelve (12) months after the last to occur of such events, Cowen may terminate this Agreement in its sole discretion, by giving SAVVIS at least ninety (90) days prior written notice and designating a date upon which such termination will be effective.

31.4.        Termination for Violation of Laws. If SAVVIS or any of its Affiliates, officers or controlling owners shall become the subject of any investigation by any governmental authority for violation of any law or regulation which has or is likely to cause harm to the reputation or goodwill of Cowen in the marketplace, whether or not related to Services to be performed under this Agreement, Cowen may terminate this Agreement, in whole or in part, by giving SAVVIS at least thirty (30) days prior written notice, unless such investigation is discontinued or otherwise mitigated so as not to cause harm to the reputation or goodwill of Cowen in the marketplace within such thirty (30) day period.

31.5.        Termination for Material Adverse Change. Cowen shall have the right to terminate this Agreement, in whole or in part, upon thirty (30) days written notice, in the event there has been a Material Adverse Change in the financial condition of SAVVIS which affects the ability of SAVVIS to perform the Services. For this purpose, a “Material Adverse Change” will be deemed to occur if and only if, at the end of any two (2) consecutive quarters beginning with or after the fourth (4th) quarter of 2005, SAVVIS (i) does not have positive EBITDA; and (ii) either SAVVIS does not have positive operating cash flow or SAVVIS does not have cash balances above Twenty-Five Million Dollars ($25,000,000) (all as defined according to generally accepted accounting principles and/or reported in SAVVIS’ Form 10Q or Form 10K); except that a Material Adverse Change will not be deemed to have occurred in the event the circumstance set forth in (i) or (ii) is the result of an extraordinary circumstance such as a merger or acquisition. In the event of such termination, Cowen will pay a Termination Fee equal to the applicable CapEx amount as calculated pursuant to Schedule C.

31.6.        Termination for Bankruptcy. If: (a) SAVVIS files any voluntary petition in bankruptcy, (b) SAVVIS has an involuntary petition in bankruptcy filed against it which is not challenged in twenty (20) days and dismissed within sixty (60) days, (c) SAVVIS avails itself of or becomes subject to any petition or proceeding under any statute of any state or country relating to insolvency, liquidation or the protection of rights of creditors, or any other insolvency, liquidation, bankruptcy or similar proceeding for the settlement of debt, (d) SAVVIS makes a general assignment for the benefit of creditors, (e) SAVVIS becomes insolvent on either a balance sheet or equitable insolvency basis, (f) SAVVIS admits in writing its inability to pay debts as they mature, (g) SAVVIS has a receiver appointed for substantially all of its assets, (h) SAVVIS ceases conducting business in the normal course, or (i) SAVVIS has a material portion of its assets attached, then Cowen shall have the right to terminate this Agreement as of the date specified in the notice of termination.

31.7.        Termination for Force Majeure. In the event (a) a material portion of the Services or the performance of the Services is delayed or interrupted because of a Force Majeure condition as described in Section 37.4 for more than thirty (30) days and SAVVIS cannot provide a temporary alternative reasonably acceptable to Cowen, or (b) SAVVIS fails to implement disaster recovery procedures as specified in the SOW after a Force Majeure Event or disaster within the time frame set forth in the SOW, then Cowen may, at its discretion (i) terminate the affected portion of the Services without liability and at Cowen’s option, seek an alternative, or (ii) contract with a third party for substitute services and suspend SAVVIS’ performance of such portion of the Services for the duration of such contract. In either case, Cowen will have no further obligation to pay any Fees for Services not provided as a result of such Force Majeure condition.

31.8.        Termination for SLA Failures. Without limiting Cowen’s other termination rights, Cowen may additionally terminate this Agreement pursuant to Section 8.2.3.5 of the SOW.

31.9.        Remedies. For avoidance of doubt, either Party’s termination of this Agreement shall be without prejudice to any other right or remedy that the terminating Party may have hereunder, or at law or equity, and shall not relieve the other Party of breaches occurring prior to the effective date of such termination.

31.10.      Adjustment. In the event of any partial termination by Cowen, as provided in this Agreement, the charges payable under this Agreement for Services will be adjusted in accordance with Schedule C (or if Schedule C does not provide a reasonable basis for such adjustment, an equitable adjustment as mutually agreed upon) to reflect those Services that are not terminated.

Section 32.            TERMINATION BY SAVVIS

32.1.        Termination for Failure to Pay. In the event of a failure by Cowen to make timely payment of any material fees or charges due and payable under this Agreement (and not subject to good faith dispute by Cowen pursuant to Section 25.9), which breach is not cured within thirty (30) days of receipt of written notice thereof; SAVVIS shall, upon the end of such thirty (30) day cure period, have the right to terminate this Agreement by providing Cowen with a second written notice of such breach and SAVVIS’ intent to terminate (the “Second Notice”)

Cowen in which case, the Agreement will terminate ten (10) days after Cowen’s receipt of such Second Notice unless the breach is cured prior to the end of such ten (10) day period. Notwithstanding the foregoing, upon Cowen’s receipt of a Second Notice from SAVVIS, Cowen may, no more than two (2) times during the Term and not more than one time in any calendar year (and not in the first contract year), extend the ten (10) day cure period running from the Second Notice by thirty (30) days by providing SAVVIS with written notice of such extension before the end of the original ten (10) day cure period, in which case the Agreement will not terminate ten (10) days after Cowen’s receipt of the Second Notice, but will terminate at the end of the extended cure period unless the breach is cured prior to the end of the extended cure period.

32.2.        No Other Grounds for Termination. Due to the impact any termination of this Agreement would have on Cowen’s business, Cowen’s failure to perform its responsibilities set forth in this Agreement (other than as provided in paragraph 32.1) shall not be deemed to be grounds for termination by SAVVIS. SAVVIS ACKNOWLEDGES THAT COWEN WOULD NOT BE WILLING TO ENTER INTO THIS AGREEMENT WITHOUT ASSURANCE THAT IT MAY NOT BE TERMINATED BY SAVVIS AND THAT SAVVIS MAY NOT SUSPEND PERFORMANCE EXCEPT, AND ONLY TO THE EXTENT, SAVVIS TERMINATES PURSUANT TO THIS SECTION 32 OR IS OTHERWISE PERMITTED TO SUSPEND PURSUANT TO SECTION 4.11.

32.3.        Termination for Bankruptcy. If: (a) Cowen files any voluntary petition in bankruptcy, (b) Cowen has an involuntary petition in bankruptcy filed against it which is not challenged in twenty (20) days and dismissed within sixty (60) days, (c) Cowen avails itself of or becomes subject to any petition or proceeding under any statute of any state or country relating to insolvency, liquidation or the protection of rights of creditors, or any other insolvency, liquidation, bankruptcy or similar proceeding for the settlement of debt, (d) Cowen makes a general assignment for the benefit of creditors, (e) Cowen becomes insolvent on either a balance sheet or equitable insolvency basis, (f) Cowen admits in writing its inability to pay debts as they mature, (g) Cowen has a receiver appointed for substantially all of its assets, (h) Cowen ceases conducting business in the normal course, or (i) Cowen has a material portion of its assets attached, then SAVVIS shall have the right to terminate this Agreement as of the date specified in the notice of termination.

Section 33.            TERMINATION/EXPIRATION ASSISTANCE

33.1.        Termination/Expiration Assistance. At Cowen’s request, commencing six (6) months prior to expiration of this Agreement, or on such earlier date as Cowen may request, or commencing upon any notice of termination by either Party (which notice, for purposes of Section 32.1, shall be the Second Notice from SAVVIS) (in whole or in part) or of non-renewal of this Agreement (including notice based upon default by Cowen), and continuing through the Termination/Expiration Assistance Period, SAVVIS will provide to Cowen, or at Cowen’s request to Cowen or Cowen’s designee(s), the termination/expiration assistance requested by Cowen and generally available from SAVVIS to allow the Services to continue without interruption or adverse effect and to facilitate the orderly transfer of the Services to Cowen or its designee(s) (such assistance, “Termination/Expiration Assistance”); provided that Cowen has paid all outstanding, undisputed amounts owing to SAVVIS and prepays for the Termination/Expiration Assistance monthly in advance. Any Termination/Expiration Assistance that is provided in accordance with the foregoing will be provided during the Term at no additional cost to the extent it is part of the Base Services and at SAVVIS’ time and materials charges in Schedule C, unless agreed otherwise by the Parties to the extent it is not part of the Base Services. The charges for Termination/Expiration Assistance provided by SAVVIS after termination or expiration of this Agreement, shall be billed to Cowen at the rates set forth in Schedule C (except as the Parties may otherwise agree). The quality and level of the Services shall not be degraded during the Termination/Expiration Assistance Period, and all such Termination/Expiration Assistance shall be provided in accordance with the terms and conditions governing SAVVIS’ provision of the Services hereunder. Termination/Expiration Assistance will include the following:

(a)           Within thirty (30) days after the commencement of Termination/Expiration Assistance, SAVVIS will provide a plan for operational turnover that is intended to enable a smooth transition of the functions performed by SAVVIS under this Agreement to Cowen or its designee(s) (such plan, the “Turnover Plan”). The Turnover Plan will be provided to Cowen in both hardcopy and in an electronic format as reasonably requested by Cowen, and shall be deemed Cowen’s Confidential Information. Upon Cowen’s approval of the Turnover Plan, SAVVIS will provide all further Termination/Expiration Assistance in accordance with such Turnover Plan and the terms and conditions set forth therein. Provision of Termination/Expiration Assistance will not be complete until that all tasks set forth in the Turnover Plan have been completed.

(b)           SAVVIS will attend periodic review meetings called by Cowen at reasonable times and frequency, during which the Parties at a minimum will review SAVVIS’ performance of Termination/Expiration Assistance, including the completion and delivery of tasks set forth in the Turnover Plan.

(c)           The Turnover Plan will provide a written description of all Services performed by SAVVIS.

(d)           SAVVIS will obtain any necessary rights and thereafter make available to Cowen or its designee during the Termination/Expiration Assistance Period, pursuant to reasonable terms and conditions (or terms and conditions reasonably comparable to those pursuant to which SAVVIS has obtained such rights for its own use in performing the Services), any Third Party Services then being utilized by SAVVIS in the performance of the Services including services being provided through third party service or maintenance contracts.

(e)           Upon the latter of the expiration or termination of this Agreement and the last day of the Termination/Expiration Assistance Period, (i) the rights granted to SAVVIS in Section 20.1 shall immediately terminate and SAVVIS shall (A) deliver to Cowen, at no cost to Cowen, a current copy of all of the Cowen Software in the form in use as of that time and (B) destroy or erase all other copies of the Cowen Software in SAVVIS’ care, custody or control, and cause all SAVVIS Agents to destroy or erase all copies of the Cowen Software in their respective care, custody or control and (ii) the rights granted to Cowen in Section 20.12 shall immediately terminate and Cowen shall (A) deliver to SAVVIS, at no cost to SAVVIS, a current copy of all of the SAVVIS Software in the form in use as of that time and (B) destroy or erase all other copies of the SAVVIS Software in Cowen’s care, custody or control except as necessary to resolve any remaining dispute hereunder, and cause all Cowen Agents to destroy or erase all copies of the SAVVIS Software in their respective care, custody or control.

(f)            Upon the latter of the expiration or termination of this Agreement and the last day of the Termination/Expiration Period, at Cowen’s request, with respect to any third party contracts entered into for the exclusive purpose of providing the Services to Cowen for telecommunications, connectivity, maintenance, disaster recovery, or other necessary third party services being used by SAVVIS to perform the Services as of that time, SAVVIS shall, to the extent permitted by the third party contracts, transfer or assign such contracts to Cowen or its designee(s), on terms and conditions acceptable to all applicable Parties; provided, that SAVVIS shall be released from any and all liability under such contracts for events which occur after the date of transfer. Cowen shall be responsible for the payment of any transfer fee or non-recurring charge imposed by the applicable third party service providers.

(g)           SAVVIS will allow Cowen and/or Cowen Agents to use, at no additional charge, those SAVVIS Service Locations being used to perform the Services during the Termination/Expiration Assistance Period to enable Cowen to effect an orderly transition.

(h)           SAVVIS will provide Cowen with all non-proprietary documentation, policies, and procedures in its possession and control used by SAVVIS to provide the Services to the extent that Cowen has rights to use such items as set forth in this Agreement and SAVVIS has rights to transfer such items.

(i)            Within forty-five (45) days after the latter of the expiration or termination of this Agreement and the last day of the Termination/Expiration Period, SAVVIS shall de-install and remove all SAVVIS Equipment located at Cowen Service Locations, subject to Section 5.5.

(j)            Upon Cowen’s request, SAVVIS shall transfer to Cowen or its designee, any or all of the Equipment, then being used by SAVVIS to provide the Services, free and clear of all liens, security interests or other encumbrances upon payment by Cowen of the CapEx amount calculated as set forth in Schedule C.

Section 34.            LIMITATION OF LIABILITY

34.1.        NO CONSEQUENTIAL DAMAGES. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY HEREUNDER FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, PUNITIVE OR SPECIAL DAMAGES EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES IN ADVANCE.

34.2.        DIRECT DAMAGES. IN NO EVENT SHALL EITHER PARTY’S AGGREGATE LIABILITY TO THE OTHER PARTY ARISING OUT OF OR RELATING TO THIS AGREEMENT EXCEED THE AMOUNT ACTUALLY PAID BY COWEN TO SAVVIS FOR THE SERVICES UNDER THIS AGREEMENT DURING THE TWENTY-FOUR (24) MONTHS PRIOR TO THE FIRST EVENT WHICH IS THE SUBJECT OF THE FIRST CLAIM OR CAUSE OF ACTION HEREUNDER; PROVIDED THAT WHERE LESS THAN TWENTY-FOUR (24) MONTHS OF THE TERM HAVE ELAPSED AT THE TIME OF THE FIRST EVENT WHICH IS THE SUBJECT OF THE FIRST CLAIM OR CAUSE OF ACTION HEREUNDER, EITHER PARTY’S AGGREGATE LIABILITY TO THE OTHER PARTY ARISING OUT OF OR RELATED TO THIS AGREEMENT SHALL NOT EXCEED THE MONTHLY AVERAGE OF FEES FOR ALL MONTHS PRIOR TO THE ACCRUAL OF THE FIRST SUCH ACTION OR CLAIM MULTIPLIED BY TWENTY-FOUR (24).

34.3.        EXCLUSIONS. THE LIMITATIONS SET FORTH IN SECTIONS 34.1 AND 34.2 SHALL NOT APPLY TO:  (A) DAMAGES OCCASIONED BY A BREACH OF A PARTY’S CONFIDENTIALITY OBLIGATIONS; (B) DAMAGES OCCASIONED BY A PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT; (C) FINES, PENALTIES AND SIMILAR FINANCIAL OBLIGATIONS LEVIED TO THE EXTENT CAUSED BY A PARTY’S FAILURE TO COMPLY WITH APPLICABLE LAWS (AS DEFINED HEREIN); (D) DAMAGES OCCASIONED

BY COMPLETE ABANDONMENT OF THIS AGREEMENT BY SAVVIS; (E) COWEN’S PAYMENT OBLIGATIONS UNDER THIS AGREEMENT;OR (F) EITHER PARTY’S INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT; PROVIDED, HOWEVER, THAT (i) THE INDEMNIFICATION OBLIGATIONS OF THE PARTIES UNDER SECTIONS 35.1(c) AND 35.3(c) SHALL BE SUBJECT TO THE LIMITATIONS SET FORTH IN SECTION 34.1 ABOVE; AND (ii) THE LIABILITY OF THE PARTIES WITH RESPECT TO THEIR INDEMNIFICATION OBLIGATIONS UNDER SECTIONS 35.1(e) AND 35.3(d), RESPECTIVELY, SHALL NOT EXCEED WITH RESPECT TO ANY EVENT OR SERIES OF RELATED EVENTS THE AMOUNT ACTUALLY PAID BY COWEN TO SAVVIS FOR THE SERVICES UNDER THIS AGREEMENT DURING THE TWENTY-FOUR (24) MONTHS PRIOR TO THE FIRST EVENT WHICH IS THE SUBJECT OF THE FIRST CLAIM OR CAUSE OF ACTION HEREUNDER; PROVIDED FURTHER THAT WHERE LESS THAN TWENTY-FOUR (24) MONTHS OF THE TERM HAVE ELAPSED AT THE TIME OF THE FIRST EVENT WHICH IS THE SUBJECT OF THE FIRST CLAIM OR CAUSE OF ACTION HEREUNDER, EITHER PARTY’S LIABILITY WITH RESPECT TO ITS INDEMNIFICATION OBLIGATIONS UNDER SECTIONS 35.1(e) AND 35.3(d), RESPECTIVELY, SHALL NOT EXCEED THE MONTHLY AVERAGE OF FEES FOR ALL MONTHS PRIOR TO THE ACCRUAL OF THE FIRST SUCH ACTION OR CLAIM MULTIPLIED BY TWENTY-FOUR (24). FOR AVOIDANCE OF DOUBT, SERVICE CREDITS PURSUANT TO THE SOW WILL COUNT AGAINST, AND WILL REDUCE THE AMOUNTS AVAILABLE UNDER, THE LIABILITY AMOUNTS SET FORTH IN SECTION 34.2 ABOVE.

34.4.        WARRANTY DISCLAIMER. EXCEPT FOR WARRANTIES EXPRESSLY PROVIDED HEREIN, SAVVIS MAKES NO WARRANTIES OR REPRESENTATIONS OF ANY KIND CONCERNING THE SERVICE(S), SOFTWARE OR EQUIPMENT OR ANY RESULTS TO BE ACHIEVED THROUGH USE OF THE SERVICE(S), SOFTWARE OR EQUIPMENT. EXCEPT FOR WARRANTIES EXPRESSLY PROVIDED HEREIN, EACH PARTY DISCLAIMS ALL WARRANTIES, INCLUDING THE WARRANTIES OF MERCHANTABILITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT AND TITLE.

34.5.        Limitation of Liability. The parties acknowledge that the limitations referenced in this Section 34 are material terms to this Agreement. Cowen acknowledges that SAVVIS has set its prices, and other charges in reliance on the foregoing limitations of liability, which form an essential basis of the bargain between the parties.

Section 35.            INDEMNIFICATION

35.1.        Indemnity by SAVVIS. SAVVIS agrees to indemnify, defend and hold harmless Cowen and its Affiliates, and their respective officers, directors, employees, agents, successors, and assigns, from any and all Losses and threatened Losses arising from, in connection with, or based on allegations of, any of the following:

(a)           Any claims that (i) the Services (which for avoidance of doubt includes deliverables provided by SAVVIS as part of the Services), SAVVIS Materials, SAVVIS Software or use thereof by Cowen or Affiliates, or (ii) performance of the Services by SAVVIS or SAVVIS Agents, or Cowen’s or Cowen’s Affiliates’ use thereof as authorized under this Agreement, infringes any patent, trade secret, trademark, copyright, license or other proprietary rights provided that, in either case, such indemnity obligation does not extend to the extent such claim or suit would not have occurred but for (x) Cowen or Cowen Agent modifications not recommended or approved by SAVVIS in writing, (y) combinations of Services and Equipment provided by SAVVIS with services and equipment provided by Cowen or others where such combinations are not recommended or approved by SAVVIS in writing, or (z) SAVVIS’ compliance with detailed specifications provided by Cowen or Cowen Agents;

(b)           The death or bodily injury of any agent, employee, Cowen business invitee, or business visitor or other person caused by the conduct of SAVVIS or SAVVIS Agents;

(c)           The damage, loss or destruction of any real or tangible personal property caused by the conduct of SAVVIS or its employees or SAVVIS Agents;

(d)           any claim or action by SAVVIS’ subcontractors arising out of SAVVIS’ breach or violation of SAVVIS’ subcontracting arrangements; or

(e)           a suspension by SAVVIS of Services pursuant to Section 4.11 but not compliant with Section 4.11.

35.2.        Infringement by SAVVIS. If any SAVVIS-Material or SAVVIS Software used by SAVVIS to provide the Services becomes, or is likely to become, the subject of an infringement or misappropriation claim or proceeding, SAVVIS will, in addition to indemnifying Cowen as provided in this Section 35 and to the other rights or remedies Cowen may have available to it under this Agreement, promptly at SAVVIS’ expense take the following actions at no additional charge to Cowen:

(a)           secure the right for Cowen and Affiliates to continue using the item, Service, or material,

(b)           if the remedy provided for in foregoing subsection (a) is not available to SAVVIS in the exercise of commercially reasonable efforts, replace or modify the item, Service, or material, to make it non-infringing, provided that any such replacement or modification will not degrade the performance or quality of the item, Service, or materials or SAVVIS’ performance under this Agreement, or

(c)           if the remedies provided for in foregoing subsection (a) or (b) are not available to SAVVIS, cease providing the affected Service to Cowen, provided that in such event Cowen may terminate this Agreement, provided, however, for avoidance of doubt, that SAVVIS shall have no cure right prior to such termination.

35.3.        Indemnity by Cowen. Cowen agrees to indemnify, defend and hold harmless SAVVIS and its Affiliates and their respective officers, directors, employees, agents, successors, and assigns, from any and all Losses and threatened Losses arising from, in connection with, or based on allegations of, any of the following:

(a)           Claims that (i) the Cowen Software or use thereof by SAVVIS as authorized under this Agreement, (ii) any Cowen or Cowen Agent modification of SAVVIS Materials or SAVVIS-owned Software not recommended or approved by SAVVIS, (iii) any combination of Services and Equipment provided by SAVVIS with services and equipment provided by Cowen or others where such combinations are not recommended or approved by SAVVIS in writing, or (iv) SAVVIS’ compliance with detailed specifications provided by Cowen or Cowen Agents infringes any patent, trade secret, trademark, copyright, license or other proprietary rights provided that, in any such case, such indemnity obligation does not extend to the extent such claim or suit would not have occurred but for (x) SAVVIS or SAVVIS Agent modifications of the Cowen Software not recommended or approved by Cowen in writing,

(y) combinations of Cowen Software with services and equipment provided by SAVVIS or others where such combinations are not recommended or approved by Cowen in writing, or (z) Cowen’s compliance with instructions or specifications provided by SAVVIS or SAVVIS Agents;

(b)           The death or bodily injury of any agent, employee, SAVVIS business invitee, or business visitor or other person caused by the conduct of Cowen or Cowen Agents; or

(c)           The damage, loss or destruction of any real or tangible personal property caused by the conduct of Cowen or its employees or Cowen Agents; or

(d)           any breach by Cowen, or third parties to whom Cowen provides access to the Services, of Section 4.11.

35.4.        Infringement by Cowen. If the Cowen Software becomes, or is likely to become, the subject of an infringement or misappropriation claim or proceeding, Cowen will, in addition to indemnifying SAVVIS as provided in this Section 35 and to the other rights or remedies SAVVIS may have available to it under this Agreement, promptly at Cowen’s expense take the following actions at no charge to SAVVIS:

(a)           secure the right for SAVVIS to continue using the Cowen Software,

(b)           if the remedy provided for in foregoing subsection (a) is not available to Cowen in the exercise of commercially reasonable efforts, replace or modify the Cowen Software to make it non-infringing, provided that any such replacement or modification will not degrade the performance or quality of the Cowen Software; or

(c)           if the remedies provided for in foregoing subsection (a) or (b) are not available to Cowen, cease providing the affected Cowen Software to SAVVIS, provided that in such event SAVVIS shall be relieved of its obligations with respect to any failure or delay in performance of the Services or other consequences to the extent that such failure or delay or other consequences arise from the fact that Cowen is no longer providing such affected Cowen Software to SAVVIS; and provided further that Cowen may terminate the affected Services.

35.5.        Indemnification Procedures. With respect to third-party claims, the following procedures shall apply:  Promptly after receipt by any entity entitled to indemnification under this Section of notice of the commencement or threatened commencement of any civil, criminal, administrative, or investigative action or proceeding involving a claim in respect of which a Party will seek indemnification pursuant to this Section, the indemnified Party shall notify the indemnifying Party of such claim in writing. No failure to so notify the indemnifying Party shall relieve it of its obligations under this Agreement except to the extent that it can demonstrate that it was materially prejudiced by such failure. The indemnifying Party shall be entitled to have sole control over the defense and settlement of such claim; provided that (i) the indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim, and (ii) the indemnifying Party shall obtain the prior written approval of the indemnified Party before entering into any settlement of such claim or ceasing to defend against such claim.

Section 36.            INSURANCE

36.1.        SAVVIS Insurance Coverage. SAVVIS shall during the Term and at its expense have and maintain in force at least the following insurance coverages:

(a)           Employer’s Liability Insurance, including coverage for injury, illness and disease, with minimum limits per employee and per event of $1,000,000 and a minimum aggregate limit of $1,000,000 or the minimum limits required by law, whichever limits are greater.

(b)           Worker’s Compensation Insurance, including coverage for injury, illness and disease, in accordance with the laws of the country, state or territory exercising jurisdiction over the employee.

(c)           Comprehensive General Liability Insurance, including Products, Completed Operations, Premises Operations and Personal Injury, Contractual and Broad Form Property Damage liability coverages, on an occurrence basis, with a minimum limit per occurrence of at least $5,000,000 and a minimum aggregate limit of $10,000,000. These limits may be met by a combination of primary and umbrella policies. This coverage shall be endorsed to name Cowen as additional insured.

(d)           Property Insurance for all risks of physical loss of or damage to buildings, business personal property or other property that is in the possession, care, custody or control of SAVVIS pursuant to this Agreement, with a minimum limit adequate to cover risks on a replacement costs basis. Such insurance shall include Business Income coverage for SAVVIS hosting revenues.

(e)           Automobile Liability Insurance covering use of all owned, non-owned and hired automobiles for bodily injury and property damage with a minimum combined single limit per accident of at least $5,000,000 and at least $10,000,000 on an aggregate basis. These limits may be met by a combination of primary and umbrella policies. This coverage shall be endorsed to name Cowen as additional insured.

(f)            Commercial Crime Insurance, including blanket coverage for Employee Dishonesty and Computer Fraud, for loss or damage arising out of or in connection with any fraudulent or dishonest acts committed by the employees of SAVVIS, acting alone or in collusion with others, with a minimum limit per event of $1,000,000.

(g)           Errors and Omissions Liability Insurance covering liability for loss due to an act, error, omission or negligence, or due to machine malfunction, with a minimum limit per event of $2,000,000 with an aggregate limit of $2,000,000.

(h)           Umbrella Liability Insurance with a minimum limit of $25,000,000 in excess of the insurance coverage described in Sections 36.1(a), 36.1(c), and 36.1(e).

36.2.        Insurance Terms.

(a)           The Comprehensive General Liability Insurance, Automobile Liability Insurance, and Umbrella Liability Insurance coverages under Sections 36.1(c), 36.1(e) and 36.1(h) shall be primary, except with respect to Section 36.1(c) for work performed at Cowen Service Locations, and all coverage shall be non-contributing (as applicable) with respect to any other insurance or self insurance which may be maintained by Cowen. To the extent any coverage is written on a claims-made basis, it shall allow for reporting of claims until the later of one (1) year after the Term or the expiration of the period of the applicable limitations of actions.

(b)           SAVVIS shall cause its insurers to issue certificates of insurance evidencing that the coverages and policy endorsements required under this Agreement are maintained in force and that not less than thirty (30) days’ written notice shall be given to Cowen prior to cancellation or non-renewal of the policies. The insurers selected by SAVVIS shall be of good standing and authorized to conduct business in the jurisdictions in which Services are to be performed. When the policy is issued each such insurer shall have at least an A.M. Best rating of A- and replacement coverage shall be sought if the insurer’s rating goes below B+. SAVVIS shall assure that its subcontractors, if any, maintain:

i.              such insurance provided in Section 36.1(a), with minimum limits of $1,000,000;

ii.             such insurance provided in Section 36.1(b);

iii.            such insurance provided in Section 36.1(c), with minimum limits of $1,000,000, which coverage shall be endorsed to name SAVVIS as additional insured; and

iv.            such insurance provided in Section 36.1(e), with minimum limits of $250,000 per person and $500,000 per occurrence, which coverage shall be endorsed to name SAVVIS as additional insured.

(c)           In the case of loss or damage or other event that requires notice or other action under the terms of any insurance coverage specified in this Section 36, SAVVIS shall be solely responsible to take such action. SAVVIS shall provide Cowen with contemporaneous notice and with such other information as Cowen may request regarding the event. Moreover, Cowen shall provide to SAVVIS reasonable assistance and cooperation with respect to any insurance claim.

(d)           SAVVIS’ obligation to maintain insurance coverage shall be in addition to, and not in substitution for, SAVVIS’ other obligations hereunder and SAVVIS’ liability to Cowen shall not be limited to the amount of coverage required hereunder.

36.3.        Cowen Insurance Coverage. Cowen shall keep in full force and effect during the term of this Agreement: (i) commercial general liability insurance in an amount not less than $1 million per occurrence with a $2 million aggregate covering claims for bodily injury, death, personal injury or property damage, (ii) workers’ compensation insurance in an amount not less than that required by applicable state law including Employer’s Liability insurance with policy limits of not less than $500,000 each accident and (iii) an “all risk” property insurance policy covering all of Cowen’s and Cowen Agents’ personal property located in the SAVVIS Service Locations or Co-location Cages in an amount not less than its full replacement value (subject to a commercially reasonable deductible). The liability insurance limits required herein may be obtained through any combination of primary and excess or umbrella liability insurance. Prior to installation of any Cowen or Cowen Agent Equipment in the Co-location Cages, Cowen will deliver to SAVVIS certificates of insurance which evidence the minimum levels of insurance set forth above providing not less than thirty (30) days prior written notice of cancellation or non-renewal of any herein required policy.

Section 37.            MISCELLANEOUS PROVISIONS

37.1.        Assignment. This Agreement may not be assigned by either Party without the prior written consent of the other Party, and any such attempted assignment shall be deemed null and void. Notwithstanding the foregoing, either Party shall have the right without such consent to assign this Agreement, or any portion hereof, upon notice to the other Party (i) to an Affiliate reasonably capable of performing the assigning Party’s obligations under this Agreement or (ii) pursuant to any merger, consolidation or sale of all or substantially all of the assets of the assigning Party. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the successors and permitted assigns of the Parties.

37.2.        Notice. All notices, requests, claims, demands, and other communications (collectively, “Notice”) under this Agreement shall be in writing and shall be given or made by delivery in person, by courier service, or by certified mail (postage prepaid, return receipt requested) to the respective Party at the following address set forth below or at such other address as such Party may hereafter notify the other Party in accordance with this Section 37.2. Each such Notice will be effective when actually received at the respective addresses specified below:

If to SAVVIS, for general notices:

SAVVIS Communications Corporation
12851 Worldgate Drive
Herndon, VA  20170
Attn: Legal Department

If to SAVVIS, for upgrades or termination notices:

SAVVIS Communication Corporation
1 SAVVIS Parkway
Town & Country, MO  63017
Attn:  Vice President of Billing

in both instances, with a copy to:

SAVVIS Communications Corporation
12851 Worldgate Drive
Herndon, VA  20170
Attn:  Client Solutions

If to Cowen:

Cowen & Co., LLC
1221 Avenue of the Americas
New York, NY  10020
Attn: Chief Information Officer

with a copy to:

Cowen & Co., LLC
1221 Avenue of the Americas
New York, NY  10020
Attn:       Deputy General Counsel, 8th Floor

37.3.        Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one single agreement between the Parties.

37.4.        Force Majeure.

(a)           So long as such Party has taken reasonable precautions to prevent such failure, a Party will not be responsible for any failure to perform due to causes beyond its reasonable control (each a “Force Majeure Event”) including acts of God, war, riot, embargoes, acts of civil or military authorities, fire, floods, earthquakes, or lightning; provided however, that such Party gives prompt written notice thereof to the other Party. The time for performance will be extended for a period equal to the duration of the Force Majeure Event, subject to Cowen’s rights in Section 31.7, but in no event shall any such extension extend the Term or any Renewal Term then in effect.

(b)           Notwithstanding subsection (a) above, no delay or other failure to perform shall be excused pursuant to this Section 37.4 by the acts or omissions of the Agents, subcontractors, materialmen, or suppliers of the Party seeking to be excused, or other third parties providing products or services to any of the foregoing, unless such acts or omissions are themselves the product of a Force Majeure Event and such Force Majeure Event was not caused by the act or omissions of the Party seeking to be excused.

(c)           Nothing contained in this Section 37.4 shall limit the right of either Party to make any claim against third parties for any damages caused by a Force Majeure Event.

37.5.        Relationship. The Parties intend to create an independent contractor relationship and nothing contained in this Agreement shall be construed to make either Cowen or SAVVIS partners, joint venturers, principals, agents or employees of the other. No officer, director, employee, agent, affiliate or contractor retained by either Party to perform work under this Agreement shall be deemed to be an employee, agent or contractor of the other Party. Neither Party shall have any right, power or authority, express or implied, to assume or create any obligation of any kind, or to make any representation or warranty, on behalf of the other Party or to bind the other Party in any respect whatsoever.

37.6.        Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be contrary to law, then the remaining provisions of this Agreement, if capable of substantial performance, shall remain in full force and effect.

37.7.        Waiver Remedies. No delay or omission by either Party to exercise any right it has under this Agreement shall impair or be construed as a waiver of such right. A waiver by any Party of any breach or covenant shall not be construed to be a waiver of any succeeding breach or any other covenant. All waivers must be in writing and signed by the Party waiving its rights.

37.8.        Consents and Approvals. Except where expressly provided as being in the discretion of a Party, where approval, acceptance, consent or similar action by either Party is required under this Agreement, such action shall not be unreasonably delayed, conditioned or withheld. An approval or consent given by a Party under this Agreement shall not relieve the other Party from responsibility for complying with the requirements of this Agreement, nor shall it be construed as a waiver of any rights under this Agreement, except as and to the extent otherwise expressly provided in such approval or consent.

37.9.        No Publicity. Each party agrees that it and its personnel will not, without the prior written consent of the other in each instance, which may be withheld in such other party’s sole discretion, use in advertising, publicity or otherwise the name of the other party or any of the other party’s Affiliates, or any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by the other party or any of the other party’s Affiliates. SAVVIS agrees that it and its personnel will not, without the prior written consent of Cowen in each instance, which may be withheld in Cowen’s sole discretion, represent, directly or indirectly, that any product or any service provided by SAVVIS has been approved or endorsed by Cowen or any of the Cowen Affiliates, or refer to the existence of this Agreement.

37.10.      Entire Agreement. This Agreement, including all Schedules, appendices and exhibits attached hereto (hereby incorporated by reference herein), represents the entire agreement between the Parties with respect to its subject matter, and supersedes any prior or contemporaneous representations, proposals, understandings, agreements, or discussions, whether oral or written, between the Parties relative to such subject matter.

37.11.      Amendments. No amendment to, or change, waiver or discharge of, any provision of this Agreement shall be valid unless in writing and signed by an authorized representative of both Parties.

37.12.      Headings. The headings of the articles and sections used in this Agreement are included for reference only and are not to be used in construing or interpreting this Agreement.

37.13.      Order of Precedence. In the event of a conflict between the provisions of this Agreement and any Schedule(s), appendix(ices) or exhibit(s) attached hereto, the provisions of this Agreement shall control.

37.14.      Survival. The following Articles and Sections shall survive termination or expiration of this Agreement for any reason:  Sections 9, 13.6, 17, 20, 21, 25.6, 26, 27, 28, 30, 34, 35 and 37 hereof, and those sections which by their terms continue in effect through the Termination/Expiration Assistance Period.

37.15.      Covenant of Further Assurances. Cowen and SAVVIS covenant and agree that, subsequent to the execution and delivery of this Agreement and, without any additional consideration, each of Cowen and SAVVIS shall execute and deliver any further legal instruments and perform any acts which are or may become necessary to effectuate the purposes of this Agreement.

37.16.      Negotiated Terms. The Parties agree that the terms and conditions of this Agreement are the result of negotiations between the Parties and that this Agreement shall not be construed in favor of or against any Party by reason of the extent to which any Party or its professional advisors participated in the preparation of this Agreement.

37.17.      Governing Law and Jurisdiction. This Agreement shall be construed and enforced in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law. The Parties consent and agree that all suits, actions, and other legal proceedings arising out of or relating to this Agreement shall be exclusively maintained in either the federal or state courts located in New York County, New York, and each Party irrevocably submits to the exclusive jurisdiction and venue of any such court in any such suit, action or other legal proceeding.

37.18.      Exports. The Parties acknowledge that subject to Cowen’s prior approval in accordance with this agreement, certain Services to be provided under this Agreement may be subject to export controls under the laws and regulations of the United States and other countries to the extent such Services are provided from Service Locations outside of the United States. SAVVIS will be responsible, as part of the Services, for securing all permits, licenses, regulatory approvals and authorizations, whether domestic or international, and including all applicable import/export control approvals required for SAVVIS to provide the Services to Cowen and will take all lawful steps necessary to maintain such permits during the term of this Agreement. SAVVIS will have financial responsibility for, and will pay, all fees and taxes associated with obtaining such export permits. SAVVIS will pay for and be solely responsible for obtaining and maintaining such visas as may be required for its employees to enter and remain in the country in which Services are rendered in connection with this Agreement.

37.19.      United Nations Declaration. Societe Generale Group has signed the United Nations Declaration for the Environment and Sustainable Development on November 21, 2001, and has been included in the four main Sustainable Development indices since their inception. Societe Generale and its subsidiaries, including SG Cowen & Co., LLC, are required to engage in business with suppliers who comply with the basic terms of this Declaration. SAVVIS acknowledges and agrees that it (a) complies with all material labor laws in effect in the United States, (b) complies with all material environmental laws in effect in the United States, and (c) will not engage in any business related to SAVVIS’ provision of the Services, with entities who, to SAVVIS’ knowledge, do not comply with the provisions of this Section.

37.20.      Third Party Beneficiaries. The terms, representations, warranties and agreements of the parties set forth in this Agreement are not intended for, nor shall they be for the benefit of or enforceable by, any third party, including without limitation, HP; provided that Cowen’s Affiliates (as defined in the first sentence of the definition of “Affiliate” in Section 1) receiving benefits or Services under this Agreement shall be considered intended third party beneficiaries for purposes of this Agreement.

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IN WITNESS WHEREOF, each Party has caused this Agreement to be signed and delivered by its duly authorized representative.

SAVVIS COMMUNICATIONS CORPORATION		SG COWEN & CO., LLC

By:	/s/ J. Finlayson	By:	/s/ Jean Orlowski

Name:	J. Finlayson	Name:	Jean Orlowski

Title:	President & COO	Title:	Chief Information Officer

SG COWEN & CO., LLC

		By:	/s/ Pascal Pinson

		Name:	Pascal Pinson

		Title:	Chief Administrative Officer